Filed Pursuant to Rule 424(B)(2)
Registration No. 333-196466

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 2, 2014

Preliminary prospectus supplement

To prospectus dated June 2, 2014

2,000,000 shares

CoStar Group, Inc.

Common Stock

We are offering 2,000,000 shares of our common stock, $0.01 par value per share.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CSGP.” The last reported sale price of our common stock on the Nasdaq Global Select Market on May 30, 2014 was $158.55 per share. You are urged to obtain current market data and should not use the market price as of May 30, 2014 as a prediction of the future market price of our common stock.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 300,000 additional shares of common stock from us. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $         and total proceeds to us, before discounts, commissions and expenses, will be $        .

Investing in our common stock involves risks. See “Risk factors” beginning on page S-9 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on June     , 2014.

J.P. Morgan	Goldman, Sachs & Co.	BofA Merrill Lynch	Citigroup

SunTrust Robinson Humphrey	Wells Fargo Securities

Needham & Company	Stephens Inc.	William Blair	JMP Securities	B. Riley & Co.

The date of this prospectus supplement is June     , 2014.

Prospectus supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

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About this prospectus supplement

We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement, the documents incorporated by reference herein and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where you can find additional information” and “Incorporation by reference” on page S-56 of this prospectus supplement and page 4 of the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Registrant,” “Company,” “we,” “us” or “our” are to CoStar Group, Inc. and its consolidated subsidiaries, and “CoStar” refers to CoStar Group, Inc., a Delaware corporation. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Apartments.com” are to the Apartments.com business, which we acquired from Classified Ventures, LLC (“CV”) on April 1, 2014 (the “acquisition”).

Cautionary statements regarding

forward-looking statements

Certain parts of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include information that is not purely historic fact and include, without limitation, statements concerning our financial outlook for 2014 and beyond, our possible or assumed future results of operations generally, and other statements and information regarding assumptions about our revenues, EBITDA, adjusted EBITDA, non-GAAP net income, non-GAAP net income per share, net income per share, fully diluted net income per share, weighted-average outstanding shares, taxable income, cash flow from operating activities, available cash, operating costs, amortization expense, intangible asset recovery, capital and other expenditures, effective tax rate, equity compensation charges, future taxable income, purchase amortization, the anticipated benefits of completed acquisitions, the anticipated benefits of cross-selling efforts, the timing of future payments of principal under our $400.0 million term loan facility available to us under a credit agreement (the “2014 Credit Agreement”), expectations regarding our compliance with financial and restrictive covenants in our 2014 Credit Agreement, acquisitions, financing plans, geographic expansion, product development and release, sales and marketing campaigns, product integrations, elimination and de-emphasizing of services, contract renewal rate, capital structure, contractual obligations, legal proceedings and claims, our database, database growth, services and facilities, employee relations, future economic performance, our ability to liquidate or realize our long-term investments, management’s plans, goals and objectives for future operations, and growth and markets for our stock. Sections of this prospectus supplement, including “Market, ranking and other data,” “Summary,” “—The offering,” “Risk factors,” “Use of proceeds” and “Capitalization,” and the documents incorporated by reference herein, including “Business,” “Risk Factors,” “Properties,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures about Market Risk,” “Controls and Procedures” and the Financial Statements and related notes contain forward-looking statements.

Our forward-looking statements are also identified by words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. You should understand that these forward-looking statements are estimates reflecting our judgment, beliefs and expectations, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed or referred to under the heading “Risk Factors,” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	commercial real estate market conditions;

•	the pace of recovery in the commercial real estate market;

•	general economic conditions;

•	our ability to identify, acquire and integrate acquisition candidates;

•	our ability to realize the expected benefits, cost savings or other synergies from acquisitions, including the Apartments.com acquisition, on a timely basis or at all;

•	our ability to combine the acquired businesses successfully or in a timely and cost-efficient manner;

•	business disruption relating to integration of acquired businesses;

•	the amount of investment for sales and marketing;

•	the time and resources required to develop upgraded services and expansion of service offerings;

•	changes or consolidations within the commercial real estate industry;

•	customer retention;

•	our ability to attract new clients;

•	our ability to sell additional services to existing clients;

•	our ability to integrate our U.S. and international product offerings;

•	our ability to successfully introduce new products or upgraded services in U.S. and foreign markets;

•	our ability to attract consumers to our online marketplaces;

•	our ability to effectively and strategically combine, eliminate or de-emphasize service offerings;

•	competition;

•	foreign currency fluctuations;

•	global credit market conditions affecting investments;

•	our ability to continue to expand successfully, timely and in a cost-efficient manner, including internationally;

•	our ability to effectively penetrate the market for retail real estate information and gain acceptance in that market;

•	our ability to control costs;

•	litigation;

•	changes in accounting policies or practices;

•	release of new and upgraded services or entry into new markets by us or our competitors;

•	data quality;

•	expansion, growth, development and reorganization of our sales force;

•	employee retention;

•	technical problems with our services;

•	managerial execution;

•	changes in relationships with real estate brokers and other strategic partners;

•	legal and regulatory issues; and

•	successful adoption of and training on our services.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of, and are based on information available to us on, the date of the applicable document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to update any such statements or release publicly any revisions to these forward-looking statements to reflect new information or events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

Market, ranking and other data

In this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein, we refer to information regarding market position obtained from internal sources and publicly available information. This information is inherently uncertain, involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption “Risk factors” in this prospectus supplement.

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Summary

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. This summary highlights selected information about the Company, including important information from this prospectus supplement and the accompanying prospectus regarding the offering of the shares of common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the offering as well as other considerations that are important to you in making a decision to invest in the shares. You should pay special attention to the “Risk factors” section beginning on page S-9 of this prospectus supplement, and the “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 to determine whether an investment in the shares is appropriate for you. This prospectus supplement and the accompanying prospectus include and incorporate forward-looking statements that involve risks and uncertainties.

Our company

We are the number one provider of information, analytics and marketing services to the commercial real estate industry in the United States (“U.S.”) and the United Kingdom (“U.K.”) based on the fact that we offer the most comprehensive commercial real estate database available; have the largest research department in the industry; own and operate the leading online marketplaces for commercial real estate in the U.S. based on the number of unique visitors per month; provide more information, analytics and marketing services than any of our competitors; and believe that we generate more revenues than any of our competitors. We have created and compiled our standardized information, analytics and marketing platform where members of the commercial real estate and related business community can continuously interact and facilitate transactions by efficiently exchanging accurate and standardized commercial real estate information. We service a community which includes hundreds of thousands of commercial real estate professionals and approximately 16 million monthly unique visitors in the aggregate.

We also operate online marketplaces for commercial real estate, including office, retail, industrial, multifamily and commercial land. Our online marketplace for commercial real estate enables commercial property owners, landlords and real estate agents working on their behalf to list properties for sale or for lease and to submit detailed information about property listings, while agents, buyers and tenants utilize the marketplace to search for available property listings that meet their criteria. Our apartment (multifamily) rental marketplace matches owners, landlords, property managers and investors with residents looking to find their next rental home.

Since our founding in 1987, our strategy has been to provide commercial real estate professionals with critical knowledge and tools. We provide value to our clients by supplying proprietary data that, combined with our analytic methods, creates essential decision-making support tools for professionals in the commercial real estate industry. Our service offerings span all commercial property types, including office, retail, industrial, multifamily, commercial land, mixed-use properties and hospitality.

Our data and analytics solutions have been developed through substantial investment over 26 years and are deeply embedded within our clients’ workflow as demonstrated by our long-term client relationships and high renewal rates. For the twelve months ended March 31, 2014 and 2013, our contract renewal rate for existing CoStar subscription-based services was approximately 93% and 94%, respectively.

We deliver our content to our U.S. customers primarily via an integrated suite of online service offerings that includes information about space available for lease, tenant information, comparable sales information, information about properties for sale, internet marketing services, analytical capabilities, information for clients’ websites, information about industry professionals and their business relationships, data integration and industry news. LoopNet, our subsidiary, operates the industry’s leading online marketplace that enables property owners, landlords, and commercial real estate agents working on their behalf to list properties for sale or for lease and to submit detailed information about property listings. Commercial real estate agents, buyers and tenants use LoopNet’s online marketplace to search for available property listings that meet their criteria. We also provide market research and analysis for commercial real estate investors and lenders via our CoStar Portfolio Strategy and CoStar Market Analytics service offerings (formerly known as Property and Portfolio Research (PPR)); portfolio and debt management and reporting capabilities through our CoStar Investment Analysis service offerings (formerly known as Resolve Technology); and real estate and lease management solutions, including lease administration and abstraction services, through our CoStar Real Estate Manager service offerings (formerly known as Virtual Premise).

With the addition of Apartments.com, CoStar Group provides access to one of the largest online apartment rental marketplaces. Apartments.com offers renters access to apartment listings and provides professional property management companies and owners with an online advertising destination. Renters can conduct personalized searches of apartment listings and view video demonstrations and community reviews through the Apartments.com website and mobile applications. Customers receive cost effective, targeted marketing solutions that effectively drive measurable exposure, high quality traffic and leads to their businesses. CoStar has built what we believe is the most comprehensive information source covering U.S. apartment buildings, including availabilities, rents, key contacts, comparable sales, photographs, building characteristics and other details. The acquisition of Apartments.com unites Apartments.com’s widely recognized online apartment rental brands and advertising destination with CoStar’s comprehensive database of information and analytical tools, which we believe will result in richer content on Apartments.com and a better consumer experience, and will drive more consumer traffic and ultimately more leads for customers.

We have created and are continually improving our standardized information, analytics and marketing platform where members of the commercial real estate and related business community can continuously interact and facilitate transactions by efficiently exchanging accurate and standardized commercial real estate information. In October 2013, we introduced technology enhancements to CoStar Suite, our platform of service offerings consisting of CoStar Property Professional®, CoStar COMPS Professional® and CoStar Tenant®, which improve the user interface, search functionality and analytic capabilities. The upgrade included our new lease valuation and comparison tools which enable our customers to quickly analyze and compare the financials on up to eight lease proposals side-by-side. In October 2013, we also released CoStarGO® 2.0, the next generation of our mobile application. We have introduced enhancements to our flagship marketing platform, LoopNet.com, including a targeted local advertising service based on geographic and property type criteria. We also recently launched CoStar Multifamily™ in December 2013, providing the largest and most comprehensive multifamily database in the U.S. We acquired Apartments.com in April 2014, significantly enhancing our presence in the multifamily real estate market. Similar to past acquisitions, we plan to integrate, further develop and cross-sell the services offered by Apartments.com and the other services we offer.

Our standardized platform includes the most comprehensive proprietary database in the industry; the largest research department in the industry; proprietary data collection, information management and quality control systems; a large in-house product development team; a broad suite of web-based information, analytics and marketing services; a large team of analysts and economists; and a large base of clients. We have developed a sophisticated data collection organization utilizing a multi-faceted research process. Our researchers collect and analyze commercial real estate information through millions of phone calls, e-mails and internet updates each year, in addition to field inspections, public records review, news monitoring and direct mail.

As of March 31, 2014, our database of real estate information contained:

•	Approximately 1.4 million sale and lease listings;

•	Approximately 4.4 million total properties;

•	Approximately 8.5 billion square feet of sale and lease listings;

•	Approximately 5.7 million tenants;

•	Approximately 2.1 million sales transactions valued in the aggregate at approximately $5.0 trillion; and

•	Approximately 15.5 million digital attachments, including building photographs, aerial photographs, plat maps and floor plans.

This highly complex database is comprised of hundreds of data fields, tracking critical categories such as:

•	Location

•	For-sale information

•	Sales and lease comparables

•	Space availability

•	Retail sales per square foot

•	Site and zoning information

•	Building characteristics

•	Income and expense histories

•	Tenant names

•	Tax assessments

•	Construction Pipeline
•	Lease expirations

•	Ownership

•	Contact information

•	Historical trends

•	Space requirements

•	Demographic information

•	Number of retail stores

•	Mortgage and deed information

•	Multifamily effective rents

•	Multifamily vacancy rates

•	Multifamily unit mixes and sizes

Our services are typically distributed to our clients under subscription-based license agreements that renew automatically, a majority of which have a term of one year. As of March 31, 2014 and 2013, our annualized net new sales of subscription-based services on annual contracts were approximately $14.7 million and $14.8 million, respectively, calculated based on the annualized amount of change in our sales resulting from new annual subscription-based contracts or upsales on existing annual subscription-based contracts, less write downs and cancellations, for the period reported.

The CoStar opportunity

The commercial real estate and related business community generally has operated in an inefficient marketplace due to the fragmented approach to gathering and exchanging information. Each commercial real estate transaction has numerous participants and information requirements, and each asset has different characteristics. As such, each constituent must have extensive, accurate and current information and analysis across a variety of data points, including space availability, properties for sale, rental rates, vacancy rates, tenant movements, sales comparables, supply, new construction and absorption rates.

Various organizations, including hundreds of brokerage firms, directory publishers and local research companies, collect commercial real estate data on specific markets and develop software to analyze the information they have independently gathered. This highly fragmented methodology has resulted in duplication of effort in collecting and analyzing information, excessive internal cost and the creation of non-standardized data containing varying degrees of accuracy and comprehensiveness, resulting in a formidable information gap.

We believe many companies as well as individual professionals and consumers, including our clients, are looking for real-time access to more granular, comprehensive, unbiased and continuously updated data and analytics to understand opportunities more quickly and precisely. This has resulted in a large and growing market for commercial real estate information based on the variety, volume and value of transactions in the industry. We believe the significant economic and competitive trends facing our clients provide a competitive advantage to our business and will enable us to capture a greater share of our significant market opportunity going forward.

Our standardized information platform for commercial real estate provides an infrastructure including a standardized database, accurate and comprehensive research capabilities, experienced analysts, easy to use technology and intensive participant interaction. By combining our extensive database, approximately 1,100 researchers and outside contractors, our experienced team of analysts and economists, technological expertise and broad customer base, we believe we are providing the premier commercial real estate platform. Our suite of service offerings helps our clients make critical business decisions in a more efficient and cost-effective manner. As a result, many of the key players in the commercial real estate industry rely on us to help them make better decisions faster and create value for their businesses.

Our competitive strengths

We believe our competitive strengths include:

“Mission critical” information and analytics. Our solutions are deeply embedded in our clients’ workflows. We provide a breadth of information and insights for commercial real estate professionals in the United States, the United Kingdom, Toronto, Canada, and parts of France. We combine our superior information and our deep knowledge of our customers’ workflows with the latest innovative decision-support tools and technologies to enhance our clients’ efficiency and increase productivity. In the commercial real estate industry, our solutions are a utility for our customers. For example, our 12-month trailing renewal rate at March 31, 2014 was approximately 93%, which we believe reflects our customers’ recognition of the reliability and comprehensiveness of our services and the high value they derive from our solutions.

Leading marketplaces in the industry. Our marketplaces, including LoopNet, CityFeet, Showcase, LandsofAmerica, LandAndFarm, BizBuySell, BizQuest, Apartments.com and ApartmentHomeLiving.com, are leaders in their respective industry sectors. LoopNet, CityFeet and Showcase attract approximately six million monthly unique visitors, and we believe they are the top three most trafficked sites for commercial real estate in the United States. LandsofAmerica and LandAndFarm provide marketplaces for rural land and farm properties, and we believe they are both in the top three rural land and farm property sites by revenue in the U.S., drawing approximately 2.0 million unique monthly visitors in aggregate. BizBuySell and BizQuest are the leading marketplaces for small businesses for sale, and in the aggregate have over one million unique monthly visitors, and we believe they are the top business for sale sites by traffic in the U.S. Apartments.com and ApartmentHomeLiving.com together have approximately six million aggregate monthly unique visitors, which makes them among the most frequently visited apartment sites.

Strong, diversified client relationships. We maintain long-standing relationships across the commercial real estate and business communities, with commercial real estate brokers, building owners, landlords, financial institutions, retailers, vendors, appraisers, investment banks, governmental agencies and other parties involved in commercial real estate. No single client accounted for more than 5% of our total 2013 revenues. The depth of our client relationships provides a foundation for recurring revenues as well as a platform for growth as we continue to expand our portfolio of solutions.

Deep expertise. We maintain what we believe is the largest, most accurate, and most comprehensive commercial real estate database in the industry. We gather information through public and private sources and combine it with our proprietary content, our extensive industry research and insight and our analytics. We have invested a great deal of resources to build our platform with the objective of creating the commercial real estate industry’s most comprehensive source of information, analytics and marketing services. This database continues to be fueled by the largest research department in the industry, ensuring that we remain the go-to provider of commercial real estate information. This includes over 100 field research vehicles, approximately 1,100 researchers, as well as third-party data feeds. We believe our expertise, years of significant investment and comprehensive data assets and decision-support tools provide us with a competitive advantage in serving our clients.

Experienced management team. We have a highly qualified management team with an average of 17 years of service with the Company. Our Chief Executive Officer, Andrew Florance, founded the Company in 1987 and has been integral to the Company’s strategy, operations and success since its founding. Our management team has significant understanding of commercial real estate, information services and marketplaces, as well as our clients’ business needs. Our management team has extensive online marketplace experience, unique expertise with the Company’s products and services, and has developed extensive leadership experience. As a result of the Company’s many successful acquisitions since its founding, our management team also has significant mergers and acquisitions experience.

Culture of innovation. Our continued focus on innovation has allowed us to develop solutions that assist our customers in obtaining critical knowledge to explore and complete real estate transactions. In addition to research professionals, our team includes approximately 300 product development and database professionals who work together to help ensure the accuracy of our information, enhance our data and analytics offerings and create new, innovative solutions that can be sold across our client base.

Scalable operating model. We believe we have a scalable operating model due to the recurring nature of our revenues, our large user community, the scalability of our solutions and the low capital intensity of our business. Our revenue is primarily derived from annual subscription fees, while a large portion of the Company’s costs are relatively fixed.

Our growth strategy

We believe we are well-positioned for growth. We intend to build on our position as a leading provider of mission-critical commercial real estate information, decision-support tools, marketing and related services by executing the following strategies:

Attract new clients and expand existing relationships. We intend to continue to work closely with our clients to understand their evolving needs and more deeply embed our offerings into their workflows. We believe that substantial opportunities exist both to attract new clients and to increase our revenue from existing clients. Building on our deep knowledge and the embedded position of our offerings, we expect to sell new and innovative solutions to our new and existing clients, increasing our importance to their decision-making processes.

Enhance our proprietary data and analytics. The need for up-to-date data, comprehensive analytics and digital marketing services is critical for our clients, each of which plays an important role within the sizeable commercial real estate industry. We plan to continue to actively research and expand our comprehensive collection of proprietary information by enhancing our data collection tools and processes, further strengthening our relationships with content providers and building new, sophisticated decision-support tools, including an expanded analytic offering. We have launched a number of additional product initiatives that are expected to help our next stage of growth, such as: new map-based interactive search, new expanded and powerful property and market analytics, CoStarGo® mobile analytics, multifamily properties coverage, and CoStar LeaseAnalysis™. We also plan to continue to selectively acquire assets that enhance our services and geographic scope and strengthen our platform.

Leverage operating model. Our revenue is primarily derived from annual subscription fees, while a large portion of our costs are fixed. As a result, we believe we can improve our operating margins by generating additional revenue as we further penetrate our existing customer base and add new customers.

Integrate Apartments.com. As described below under “Our acquisition of Apartments.com,” we completed our acquisition of Apartments.com on April 1, 2014. Apartments.com is a national online apartment rentals resource for renters, property managers and owners. We believe that by integrating Apartments.com within our business, we will be able to deliver a higher quality marketing solution to Apartments.com’s customers and a higher quality information solution to our customers. We believe the combined company will provide customers with a single platform for more comprehensive and accurate multifamily real estate information and marketing tools. The combination of the two companies’ complementary services is expected to position the combined entity to provide even more comprehensive market coverage, deliver enhanced research, analysis and marketing options, and offer greater efficiencies for customers throughout the multifamily real estate industry.

Expansion of Multifamily services. In late 2013, we launched CoStar Multifamily™, providing the largest and most comprehensive multifamily database in the U.S. As discussed above, in April 2014, we acquired Apartments.com, a national online apartment rentals resource. The combination unites CoStar’s leading apartment information content and extensive online marketplace experience with the substantial brand, sales force, and online apartment marketplace experience of Apartments.com. The combination is expected to position the Company to expand its multifamily service offerings and to position the Company’s platform for future growth.

Recent developments

Our acquisition of Apartments.com

On April 1, 2014, we purchased from Classified Ventures, LLC certain assets and assumed certain liabilities, in each case, related to the Apartments.com business, a premier online apartment rental resource. Apartments.com is a widely recognized and trusted brand within a core market sector of 100+ unit complexes. It achieves top search engine optimization (“SEO”) results, partially attributable to its intuitive URL. The company’s brand, ApartmentHomeLiving.com is a leading apartment lifestyle brand focused on SEO for long-tail searches. The site includes all Apartments.com listings as well as other Internet Listing Service (“ILS”) listings. The Apartments.com network of rental websites also includes RentalHomesPlus.com, a national online rental homes guide. Between these sites, Apartments.com achieves approximately six million aggregate monthly unique visitors.

Apartments.com has been able to maintain its position as an industry leader as a result of its robust, user-friendly internet platform. The search process is simple and intuitive, providing comparison shopping opportunities for those in search of an apartment. Its search results are in-depth and provide useful property detail, allowing users to search by neighborhood, price, number of bedrooms and bathrooms, property type, and numerous amenities. Not only is it an accessible platform for consumers, but Apartments.com’s MyMedia dashboard provides an easy-to-use portal for property managers and owners to manage their leads. Apartments.com’s online reporting tools also allow property managers and owners to clearly track impressions, leads and engagement related to its properties.

Apartments.com is a leading marketplace in a growing multifamily real estate industry and one of the strongest, most recognizable platforms with a defensible market position and established brand. Additionally, Apartments.com has strong historical organic revenue growth with attractive EBITDA (earnings before interest, income taxes, depreciation and amortization) margins and cash flow characteristics. In 2013, Apartments.com had revenue of approximately $86 million.

Apartments.com is a compelling strategic fit for our multifamily information/analytics platform. In December 2013, we launched the release of CoStar Multifamily™, our multifamily offering and U.S. apartment property database. We expect Apartments.com will add to this rapidly growing piece of our business. We expect potential synergies for this combination to result primarily from the cross-selling opportunity and the potential to decrease combined back-office requirements. We expect to achieve annual synergies of approximately $20 million over the 24 months following the close of the transaction. Finally, this acquisition significantly increases our marketing services and advertising sales force. Apartments.com currently maintains 150 sales representatives, expanding our existing industry leading sales team.

The offering

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the shares of common stock, see “Description of Common Stock” beginning on page 17 of the accompanying prospectus.

Issuer	CoStar Group, Inc., a Delaware corporation.

Common stock offered	2,000,000 shares. We have also granted the underwriters a 30-day option to purchase up to 300,000 additional shares.

Common stock to be outstanding immediately following this offering	30,759,000 shares (or 31,059,000 shares if the underwriters exercise their option to purchase additional shares in full) (based on shares outstanding on May 30, 2014).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ (or approximately $ if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts, commissions and expenses. We expect to use the net proceeds from the sale of the shares to fund all or a portion of the costs of any strategic acquisitions we determine to pursue in the future, to finance the growth of our business and for working capital and other general corporate purposes. See “Use of proceeds.”

Trading symbol for our common stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “CSGP.”

United States federal income tax considerations	For a discussion of material United States federal income tax consequences of holding and disposing of shares of our common stock, see “Material United States federal income tax considerations.”

Risk factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk factors” as well as the other information included in or incorporated by reference into this prospectus supplement before deciding whether to invest in the shares.

Except as otherwise indicated, all information in this prospectus supplement:

•	assumes that the underwriters will not exercise their option to purchase up to 300,000 additional shares from the Company;

•	excludes 418,324 shares issuable upon the exercise of options outstanding as of May 30, 2014 with a weighted average exercise price of $97.81 per share;

•	excludes an estimated 29,964 shares available for purchase under our Employee Stock Purchase Plan as of May 30, 2014; and

•	excludes an estimated 1,198,333 shares reserved for issuance pursuant to future grants of awards under our 2007 Stock Incentive Plan as of May 30, 2014.

Summary financial data

The following tables present summary financial data of the Company as of the dates and for the periods provided. The summary financial data for each of the years ended December 31, 2011, 2012 and 2013 and as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus supplement. The summary financial data as of December 31, 2011 have been derived from our audited consolidated financial statements for such year, which have not been incorporated by reference into this prospectus supplement. The summary financial data as of March 31, 2014 and for the quarterly periods ended March 31, 2013 and 2014 are derived from our unaudited condensed consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which is incorporated by reference into this prospectus supplement, which financial statements include, in the opinion of our management team, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period and dates presented. The historical operating results of the company for the period ended March 31, 2014 are not necessarily indicative of the results that may be expected for the full year.

The information in the following table is only a summary and is not necessarily indicative of the results of future operations of CoStar or the combined company following the acquisition of Apartments.com. You should read the following information together with our audited and unaudited consolidated financial statements, including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which are incorporated by reference into this prospectus supplement. See “Where you can find additional information” beginning on page S-56 of this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
	(in thousands)
Consolidated Statement of Operations Data:
Revenues	$251,738	$349,936	$440,943	$104,033	$119,076
Income (loss) from operations	21,771	27,440	54,154	(2,598)	17,141
Net income (loss)	$14,656	$9,915	$29,734	$(2,410)	$9,740

	As of December 31,			As of March 31,
	2011	2012	2013	2014
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term and long-term investments	$573,379	$177,726	$277,943	$245,611
Working capital(1)	521,401	97,925	196,913	196,475
Total assets	771,035	1,165,139	1,256,982	1,244,796
Total long-term liabilities	50,076	237,158	217,567	207,727
Stockholders’ equity	659,177	826,343	927,862	929,793

(1)	Calculated as current assets less current liabilities.

Risk factors

Investing in our common stock involves risks, including the risks described below that are specific to shares of our common stock and those that could affect us and our business. You should not purchase shares of our common stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of our common stock, you should consider carefully the risks and other information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein.

Risks relating to the acquisition of Apartments.com

The failure to successfully integrate the Apartments.com business and/or fully realize expected synergies from the acquisition in the expected time frame or at all may adversely affect our future results and our business.

The success of the Apartments.com acquisition will depend, in part, on our ability to successfully integrate the Apartments.com business and realize the benefits and synergies we anticipate to result from the combination of our business and the Apartments.com business, including anticipated growth opportunities and cost savings. We may not be able to achieve these objectives in whole or in part. Any failure to timely realize these anticipated benefits could have a material adverse effect on our revenues, expenses and operating results.

The success of the acquisition will also depend in part on our ability to minimize or eliminate any difficulties that may occur in connection with the integration of our business and the Apartments.com business. The integration process could result in the loss of key employees, loss of key clients, loss of key vendors and other business partners, increases in operating costs, increases in taxes, or the disruption of each company’s ongoing businesses, any or all of which could adversely affect our ability to achieve the anticipated benefits and synergies of the acquisition. Our efforts to integrate the two businesses will divert management’s attention and other resources from uses that could otherwise have been beneficial to the Company. In addition, management may decide to combine or eliminate products or services currently offered by Apartments.com, which could also result in the loss of revenues, key employees, key clients, key vendors or other business partners.

During the integration process, we will depend on CV to provide certain services to us during a transitional period, including, among others, services to ensure the continued operation of the Apartments.com websites. If these services are not provided to us, we may incur additional expense to replicate or procure these services from other third parties. In addition, if our Apartments.com websites are not available to users, our reputation may be damaged and the organic search rankings of our Apartments.com websites may decline, either of which could adversely affect user traffic to our Apartments.com websites and impair our ability to market our Apartments.com services or to attract and retain advertisers for our Apartments.com webpages. Such a result could damage our competitive position, slow the adoption of our Apartments.com services and adversely affect our revenues, business, results of operations and financial condition.

We have incurred and will continue to incur acquisition-related costs.

We have incurred and continue to expect to incur acquisition-related costs, including legal and accounting fees and expenses, and other related charges. We expect to incur additional costs to integrate the Apartments.com business, such as IT integration expenses, costs related to the renegotiation or transfer of vendor agreements, retention costs and severance costs. Costs in connection with the integration may be higher than expected, and we may also incur unanticipated integration-related costs. These costs could adversely affect our financial condition, results of operation or prospects of the combined business.

We have indebtedness following the completion of the acquisition, which could adversely affect us, including by decreasing our business flexibility and increasing our costs.

On April 1, 2014, we entered into the 2014 Credit Agreement by and among CoStar, as borrower, CoStar Realty Information, Inc., as co-borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The 2014 Credit Agreement provides for a $400.0 million term loan facility and a $225.0 million revolving credit facility, each with a term of five years. The proceeds of the term loan facility and the initial borrowing under the revolving credit facility on the closing date in an amount of $150.0 million were used to refinance the Credit Agreement, dated as of February 16, 2012, by and among CoStar, as borrower, CoStar Realty Information, Inc., as co-borrower, the lenders from time to time party thereto and J.P. Morgan Chase Bank, N.A., as administrative agent (the “2012 Credit Agreement”), including related fees and expenses, and pay a portion of the consideration and transaction costs related to the acquisition. These transactions have increased our outstanding indebtedness and, as a result, the potential adverse impact of the risks related to our indebtedness, as described in more detail in “—Risks relating to our business—Our indebtedness could adversely affect us, including by decreasing our business flexibility and increasing our costs,” have also increased.

We may have difficulty attracting, motivating and retaining executives and other key employees in light of the acquisition.

Uncertainty about the effect of the acquisition on our employees and Apartments.com employees may have an adverse effect on the combined business. This uncertainty may impair our ability to attract, retain and motivate key personnel. If our key employees or Apartments.com key employees depart, we may incur costs in identifying, hiring, training and retaining replacements for departing employees, which could reduce our ability to realize the anticipated benefits of the acquisition.

Risks relating to our business

Our revenues and financial position will be adversely affected if we are not able to attract and retain clients.

Our success and revenues depend on attracting and retaining subscribers to our information, analytics and marketing services. Our subscription-based information, analytics and marketing services generate the largest portion of our revenues. However, we may be unable to attract new clients, and our existing clients may decide not to add, not to renew or to cancel subscription services. In addition, in order to increase our revenue, we must continue to attract new customers, continue to keep our cancellation rate low and continue to sell new services to our existing customers. We may not be able to continue to grow our customer base, keep the cancellation rate for customers and services low or sell new services to existing customers as a result of several factors, including without limitation: economic pressures; the business failure of a current client or clients; a decision that customers have no need for our services; a decision to use alternative services; customers’ and potential customers’ pricing and budgetary constraints; consolidation in the real estate and/or financial services industries; data quality; technical problems; or competitive pressures. If clients cancel services or decide not to renew their subscription agreements, and we do not sell new services to our existing clients or attract new clients, then our renewal rate and revenues may decline.

A downturn or consolidation in the commercial real estate industry may decrease customer demand for our services.

A reversal of recent improvements in the commercial real estate industry’s leasing activity and absorption rates or a renewed downturn in the commercial real estate market may affect our ability to generate revenues and may lead to more cancellations by our current or future customers, either of which could cause our revenues or our revenue growth rate to decline and reduce our profitability. A depressed commercial real estate market has a negative impact on our core customer base, which could decrease demand for our information, analytics and marketing services. Also, companies in this industry are consolidating, often in order to reduce expenses. Consolidation, or other cost-cutting measures by our customers, may lead to more cancellations of our information, analytics and marketing services by our customers, reduce the number of our existing clients, reduce the size of our target market or increase our clients’ bargaining power, all of which could cause our revenues to decline and reduce our profitability.

If we are unable to hire qualified persons for, or retain and continue to develop, our sales force, or if our sales force is unproductive, our revenues could be adversely affected.

In order to support revenues and future revenue growth, we need to continue to develop, train and retain our sales force. Our ability to build and develop a strong sales force may be affected by a number of factors, including: our ability to attract, integrate and motivate sales personnel; our ability to effectively train our sales force; the ability of our sales force to sell an increased number and different types of services; our ability to manage effectively an outbound telesales group; the length of time it takes new sales personnel to become productive; the competition we face from other companies in hiring and retaining sales personnel; our ability to effectively structure our sales force; and our ability to effectively manage a multi-location sales organization. If we are unable to hire qualified sales personnel and develop and retain the members of our sales force, including sales force management, or if our sales force is unproductive, our revenues or growth rate could decline and our expenses could increase.

Negative general economic conditions could increase our expenses and reduce our revenues.

Our business and the commercial real estate industry are particularly affected by negative trends in the general economy. The success of our business depends on a number of factors relating to general global, national, regional and local economic conditions, including perceived and actual economic conditions, recessions, inflation, deflation, exchange rates, interest rates, taxation policies, availability of credit, employment levels, and wage and salary levels. Negative general economic conditions could adversely affect our business by reducing our revenues and profitability. If we experience greater cancellations or reductions of services and failures to timely pay, and we do not acquire new clients or sell new services to our existing clients, our revenues may decline and our financial position would be adversely affected. Adverse national and global economic events, as well as any significant terrorist attack, are likely to have a dampening effect on the economy in general, which could negatively affect our financial performance and our stock price. Market disruptions may also contribute to extreme price and volume fluctuations in the stock market that may affect our stock price for reasons unrelated to our operating performance. In addition, a significant increase in inflation could increase our expenses more rapidly than expected, the effect of which may not be offset by corresponding increases in revenue. Conversely, deflation resulting in a decline of prices could reduce our revenues. In the current economic environment, it is difficult to predict whether we will experience significant inflation or deflation in the near future. A significant increase in either could have an adverse effect on our results of operations.

We may not be able to compete successfully against existing or future competitors in attracting advertisers, which could harm our business, results of operations and financial condition.

We compete to attract advertisers. Large companies with significant brand recognition have large numbers of direct sales personnel and web traffic, which may provide a competitive advantage. To compete successfully for advertisers against future and existing competitors, we must continue to invest resources in developing our advertising platform and proving the effectiveness and relevance of our advertising services. Pressure from competitors seeking to acquire a greater share of our advertisers’ overall marketing budget could adversely affect our pricing and margins, lower our revenue, and increase our research and development and marketing expenses. If we are unable to compete successfully against our existing or future competitors, our business, results of operations or financial condition could be adversely affected.

We may be unable to increase awareness of the CoStar, LoopNet or Apartments.com brands, which could adversely affect our business.

We rely heavily on our brands, which we believe are key assets of our Company. Awareness and differentiation of our brands are important for attracting and expanding the number of users of, and subscribers to, our online marketplaces, such as Apartments.com and LoopNet.com. In 2014, we expect to increase our investment in sales and marketing activities to increase brand awareness and grow traffic. Further, we expect that sales and marketing expenses will continue to increase as we seek to grow the number of subscribers or advertisers to our marketplaces. Increased advertising may not be successful in increasing brand awareness or, ultimately, be cost-effective. If we are unable to maintain or enhance user and advertiser awareness of our brands, or if we are unable to recover our additional marketing and advertising costs through increased usage of our services, our business, results of operations and financial condition could be adversely affected.

We rely on Internet search engines to drive traffic to our websites. If search results do not feature our websites prominently, traffic to our websites would decrease and our business could be adversely affected.

Google, Bing, Yahoo! and other Internet search websites drive traffic to our websites, including Apartments.com and LoopNet.com. For example, when a user types an apartment building address into an Internet search engine, organic search ranking of our Apartments.com webpages will determine how prominently such webpages are displayed in the search results. However, our ability to maintain high organic search result rankings is not entirely within our control. Our competitors’ search engine optimization efforts may result in their websites receiving a higher search result page ranking than ours, or search engine providers could revise their methodologies in a way that would adversely affect our search result rankings, each of which could slow the growth of our user base. Further, search engine providers could align with our competitors, which could adversely affect traffic to our websites. Our websites have experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future; however, if we experience a material reduction in the number of users directed to our websites through Internet search engines, our business, results of operations and financial condition could be adversely affected.

If we are unable to maintain or increase traffic to our marketplaces, our business and operating results could be adversely affected.

Our ability to generate revenue from our marketplace businesses depends, in part, on our ability to attract users to our websites. If we fail to maintain or increase traffic to our marketplaces, our ability to acquire additional subscribers or advertisers and deliver leads to existing subscribers and advertisers could be adversely affected. We expect that our marketing expenses may increase in connection with our efforts to maintain or increase traffic to our websites. Our efforts to maintain or generate additional traffic to our marketplaces may not be successful. Even if we are able to attract additional users, increases in our operating expenses could negatively impact our operating results if we are unable to generate more revenue through increased sales of subscriptions to our marketplace products. We also face competition to attract users to our marketplace websites. Our existing and potential competitors include companies that could devote greater technical and other resources than we have available to provide services that users might view as superior to our offerings. Any of our future or existing competitors may introduce different solutions that attract users away from our services or provide solutions similar to our own that have the advantage of better branding or marketing resources. If we are unable to increase traffic to our marketplaces, or if we are unable to generate enough additional revenue to offset increases in expenses related to increasing traffic to our marketplaces, our business and operating results could be adversely affected.

If real estate professionals or other advertisers reduce or cancel their advertising spending with us and we are unable to attract new advertisers, our operating results would be harmed.

Our marketplace businesses, including the Apartments.com business and LoopNet.com, depend on advertising revenue generated primarily through sales to persons in the real estate industry, including property managers and owners, and other advertisers. Our ability to attract and retain advertisers, and ultimately to generate advertising revenue, depends on a number of factors, including:

•	increasing the number of unique visitors to, and users of, our websites and mobile applications;

•	the quantity and quality of the leads that we provide to our advertisers;

•	the success of any increased marketing and product development efforts directed at attracting additional users and advertisers to our marketplaces;

•	keeping pace with changes in technology and with our competitors; and

•	offering an attractive return on investment to our advertisers for their advertising spending with us.

Further, with respect to the Apartments.com marketplace, our ability to attract and retain advertisers also depends on the current apartment rental market and apartment vacancy rates. If vacancy rates are too high or too low, advertisers may not need to utilize our marketplace services.

We do not have long-term contracts with most of the advertisers who advertise on our marketplaces. These advertisers could choose to modify or discontinue their relationships with us with little or no advance notice. In addition, as existing subscriptions for advertising expire, we may not be successful in renewing these subscriptions or securing new subscriptions. We may not succeed in retaining existing advertisers’ spending or capturing a greater share of such spending if we are unable to convince advertisers of the effectiveness of our services as compared to alternatives. In addition, future changes to our pricing methodology for advertising services may cause advertisers to reduce or discontinue their advertising with us. If current advertisers reduce or end their advertising spending with us and we are unable to attract new advertisers, our advertising revenue and business, results of operations and financial condition could be adversely affected.

If we do not invest in product development and provide services that are attractive to our users and to our advertisers, our business could be adversely affected.

Our success depends on our continued improvements to provide services that make our marketplaces useful for users, and attractive to our advertisers. As a result, we must continually invest resources in research and development to improve the appeal and comprehensiveness of our services and effectively incorporate new technologies. If we are unable to provide services that users want to use, then users may become dissatisfied and use competitors’ websites. If we are unable to continue offering innovative services, we may be unable to attract additional users and advertisers or retain our current users and advertisers, which could harm our business, results of operations and financial condition.

If we are not able to successfully finance and/or integrate acquisitions, our business operations and financial position could be adversely affected.

We have expanded our markets and services in part through acquisitions of complementary businesses (including Apartments.com), services, databases and technologies, and expect to continue to do so in the future. Our strategy to acquire complementary companies or assets depends on our ability to identify, and the availability of, suitable acquisition candidates. We may incur costs in the preliminary stages of an acquisition, but may ultimately be unable or unwilling to consummate the proposed transaction for various reasons. In addition, acquisitions involve numerous risks, including the ability to realize or capitalize on synergy created through combinations; managing the integration of personnel and products; potential increases in operating costs; managing geographically remote operations; the diversion of management’s attention from other business concerns and potential disruptions in ongoing operations during integration; the inherent risks in entering markets and sectors in which we have either limited or no direct experience; and the potential loss of key employees, clients or vendors and other business partners of the acquired companies. We may not successfully integrate acquired businesses or assets and may not achieve anticipated benefits of an acquisition, including expected synergies. Acquisitions could result in dilutive issuances of equity securities, the incurrence of debt, one-time write-offs of goodwill and substantial amortization expenses of other intangible assets. We may be unable to obtain financing on favorable terms, or at all, if necessary to finance future acquisitions making it impossible or more costly to acquire complementary businesses. If we are able to obtain financing, the terms may be onerous and restrict our operations. Further, certain acquisitions may be subject to regulatory approval, which can be time consuming and costly to obtain, and the terms of such regulatory approvals may impose limitations on our ongoing operations or require us to divest assets or lines of business.

Our current or future geographic expansion plans may not result in increased revenues, which may negatively impact our business, results of operations and financial position.

Expanding into new markets and investing resources towards increasing the depth of our coverage within existing markets impose additional burdens on our research, systems development, sales, marketing and general managerial resources. During 2014, we plan to continue to increase the depth of our coverage in the U.S. and U.K., and we expect to expand into additional geographies including Toronto, Canada. If we are unable to manage our expansion efforts effectively, if our expansion efforts take longer than planned or if our costs for these efforts exceed our expectations, our financial position could be adversely affected. In addition, if we incur significant costs to improve data quality within existing markets, or are not successful in marketing and selling our services in these markets or in new markets, our expansion may have a material adverse effect on our financial position by increasing our expenses without increasing our revenues, adversely affecting our profitability.

If we are not able to obtain and maintain accurate, comprehensive or reliable data, we could experience reduced demand for our information, analytics and marketing services.

Our success depends on our clients’ confidence in the comprehensiveness, accuracy and reliability of the data and analysis we provide. The task of establishing and maintaining accurate and reliable data and analysis is challenging. If our data, including the data we obtain from third parties, or analysis is not current, accurate, comprehensive or reliable, we could experience reduced demand for our services or legal claims by our customers, which could result in lower revenues and higher expenses. Our U.S. researchers use integrated internal research processes to update our database. Any inefficiencies, errors, or technical problems with this application could reduce the quality of our data, which could result in reduced demand for our services, lower revenues and higher costs.

We may not be able to successfully introduce new or upgraded information, analytics and marketing services or combine or shift focus from services with less demand, which could decrease our revenues and our profitability.

Our future business and financial success will depend on our ability to continue to anticipate the needs of, and to introduce new and upgraded services into, the marketplace. To be successful, we must adapt to changes in the industry, as well as rapid technological changes by continually enhancing our information, analytics and marketing services. Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes heavy burdens on our systems department, management and researchers. The processes are costly, and our efforts to develop, integrate and enhance our services may not be successful. As we continue to combine our operations with those that we have acquired, we must continue to assess the purposes for which various services may be used alone or together, and how we can best address those uses through stand-alone services or combinations or coordinating applications thereof. In addition, successfully launching and selling a new or upgraded service puts pressure on our sales and marketing resources. If we are unable to develop new or upgraded services or decide to combine, shift focus from, or phase out a service that overlaps or is redundant with other services we offer, then our customers may choose a competitive service over ours and our revenues may decline and our profitability may be reduced. In addition, if we incur significant costs in developing new or upgraded services or combining and coordinating existing services, are not successful in marketing and selling these new services or upgrades, or our customers fail to accept these new or combined and coordinating services, it could have a material adverse effect on our results of operations by decreasing our revenues and reducing our profitability.

Competition could render our services uncompetitive.

The market for information systems and services in general is highly competitive and rapidly changing. Competition in this market may increase further as a result of current recessionary economic conditions, as customer bases and customer spending have decreased and service providers are competing for fewer customer resources. Our existing competitors, or future competitors, may have greater name recognition, larger customer bases, better technology or data, lower prices, easier access to data, greater user traffic or greater financial, technical or marketing resources than we have. Our competitors may be able to undertake more effective marketing campaigns, obtain more data, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, distribution partners and content providers or may be able to respond more quickly to new or emerging technologies or changes in user requirements. If we are unable to retain customers or obtain new customers, our revenues could decline. Increased competition could result in lower revenues and higher expenses, which would reduce our profitability.

Our focus on internal and external investments may place downward pressure on our operating margins.

Over the past few years, we have increased the rate of investments in our business, including internal investments in product development and sales and marketing, to expand the breadth and depth of services we provide to our customers. Our investment strategy is intended to increase our revenue growth in the future as activity in the commercial real estate industry shows signs of economic recovery. Our operating margins may experience downward pressure in the short term as a result of investments. Furthermore, if the industry fails to stabilize or deteriorates further in 2014 and beyond, our investments may not have their intended effect. For instance, our external investments may lose value and we may incur impairment charges with respect to such investments. Such impairment charges may negatively impact our profitability. If we are unable to successfully execute our investment strategy or if we fail to adequately anticipate and address potential problems, we may experience decreases in our revenues and operating margins.

If we are unable to enforce or defend our ownership and use of intellectual property, our business, competitive position and operating results could be harmed.

The success of our business depends in large part on the intellectual property involved in our methodologies, database, services and software. We rely on a combination of trade secret, patent, copyright and other laws, nondisclosure and noncompetition provisions, license agreements and other contractual provisions and technical measures to protect our intellectual property rights. However, current law may not provide for adequate protection of our databases and the actual data. In addition, legal standards relating to the validity, enforceability and scope of protection of proprietary rights in internet related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Our business could be significantly harmed if we are not able to protect our content and our other intellectual property. The same would be true if a court found that our services infringe other persons’ intellectual property rights. Any intellectual property lawsuits or threatened lawsuits in which we are involved, either as a plaintiff or as a defendant, could cost us a significant amount of time and money and distract management’s attention from operating our business. In addition, if we do not prevail on any intellectual property claims, this could result in a change to our methodology or information, analytics and marketing services and could reduce our profitability.

We may not be able to successfully halt the operation of websites that aggregate our data, as well as data from other companies, such as copycat websites that may misappropriate our data.

Third parties may misappropriate our data through website scraping, robots or other means and aggregate this data on their websites with data from other companies. In addition, “copycat” websites may misappropriate data on our website and attempt to imitate our brand or the functionality of our website. We may not be able to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to stop their operations. In some cases, particularly in the case of websites operating outside of the U.S., our available remedies may not be adequate to protect us against the misappropriation of our data. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources.

Litigation or government investigations in which we become involved may significantly increase our expenses and adversely affect our stock price.

Currently and from time to time, we are a party to various lawsuits. Any lawsuits, threatened lawsuits or government investigations in which we are involved could cost us a significant amount of time and money to defend, could distract management’s attention away from operating our business, could result in negative publicity and could adversely affect our stock price. In addition, if any claims are determined against us or if a settlement requires us to pay a large monetary amount or take other action that materially restricts or impedes our operations, our profitability could be significantly reduced and our financial position could be adversely affected. Our insurance may not be sufficient to cover any losses we incur in connection with litigation claims.

If we fail to protect confidential information against security breaches, or if customers or potential customers are reluctant to use our services because of privacy concerns, we might face additional costs and could lose customers or potential customers.

We collect, use and disclose personally identifiable information, including among other things names, addresses, phone numbers, and email addresses. In certain circumstances, we also collect and use credit card information. Our policies concerning the collection, use and disclosure of personally identifiable information are described on our websites. While we believe that our policies are appropriate and that we are in compliance with our policies, we could be subject to legal claims, government action or harm to our reputation if our practices fail, or are seen as failing, to comply with our policies or with applicable laws concerning personally identifiable information.

We may be subject to legal liability for collecting, displaying or distributing information.

Because the content in our database is collected from various sources and distributed to others, we may be subject to claims for breach of contract, defamation, negligence, unfair competition or copyright or trademark infringement or claims based on other theories. We could also be subject to claims based upon the content that is accessible from our website through links to other websites or information on our website supplied by third parties. We could also be subject to claims that the collection or provision of certain information breached laws and regulations relating to privacy and data protection. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against any claims. Our potential liability for information distributed by us to others could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources and limit the attractiveness of our information, analytics and marketing services to users.

Concern of prospective customers regarding our use of the personal information collected on our websites could keep prospective customers from subscribing to our services. Industry-wide incidents or incidents with respect to our websites, including misappropriation of third-party information, security breaches, or changes in industry standards, regulations or laws, could deter people from using the Internet or our websites to conduct transactions that involve the transmission of confidential information, which could harm our business. Under various state laws, if there is a breach of our computer systems and we know or suspect that unencrypted personal customer data has been stolen, we are required to inform any customers whose data was stolen, which could result in significant costs and harm our reputation and business.

In addition, certain state laws require businesses that maintain personal information in electronic databases to implement reasonable measures to keep that information secure. Various states have enacted different and sometimes contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of the different states is particularly difficult for an online business such as ours which collects personal information from customers in multiple jurisdictions.

We may face adverse publicity and loss of consumer confidence if we are not able to comply with laws requiring us to take adequate measures to assure the confidentiality of the personally identifiable information that our customers had given to us. This could result in the loss of customers and revenue that could jeopardize our success. Even if we are in full compliance with all relevant laws and regulations, we may face liability or disruption of business if we do not comply in every instance or if the security of the customer data that we collect is compromised, regardless of whether our practices comply or not. If we were required to pay any significant amount of money in satisfaction of claims under these laws, or if we were forced to suspend operations for any length of time due to our inability to comply fully with any such laws, our business, operating results and financial condition could be adversely affected.

Our business depends on retaining and attracting highly capable management and operating personnel.

Our success depends in large part on our ability to retain and attract management and operating personnel, including our President and Chief Executive Officer, Andrew Florance, and our other officers and key employees. Our business requires highly skilled technical, sales, management, web development, marketing and research personnel, who are in high demand and are often subject to competing offers. To retain and attract key personnel, we use various measures, including employment agreements, awards under a stock incentive plan and incentive bonuses for key executive officers. These measures may not be enough to retain and attract the personnel we need or to offset the impact on our business of the loss of the services of Mr. Florance or other key officers or employees.

An impairment in the carrying value of goodwill could negatively impact our consolidated results of operations and net worth.

Goodwill and identifiable intangible assets not subject to amortization are tested annually by each reporting unit on October 1 of each year for impairment and are tested for impairment more frequently based upon the existence of one or more indicators. We consider our operating segments, U.S. and International, as our reporting units under Financial Accounting Standards Board (“FASB”) authoritative guidance for consideration of potential impairment of goodwill. We assess the impairment of long-lived assets, identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments made by management relate to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows of the carrying amounts of such assets. The accuracy of these judgments may be adversely affected by several factors, including the factors listed below:

•	Significant underperformance relative to historical or projected future operating results;

•	Significant changes in the manner of our use of acquired assets or the strategy for our overall business;

•	Significant negative industry or economic trends; or

•	Significant decline in our market capitalization relative to net book value for a sustained period.

These types of events or indicators and the resulting impairment analysis could result in goodwill impairment charges in the future, which would reduce our profitability. Impairment charges could negatively affect our financial results in the periods of such charges, which may reduce our profitability. As of March 31, 2014, we had $718.8 million of goodwill, $692.6 million in our U.S. segment and $26.2 million in our International segment. We estimate that the acquisition of Apartments.com will add approximately $441.6 million of goodwill in our U.S. segment during the quarter ended June 30, 2014.

As a result of the consolidation of certain of our facilities, we may incur additional costs.

We have taken, and may continue to take, actions that may increase our cost structure in the short-term but are intended to reduce certain portions of our long-term cost structure, such as consolidation of office space. As a result of consolidation of office space, we may reduce our long-term occupancy costs, but incur restructuring charges. If our long-term cost reduction efforts are ineffective or our estimates of cost savings are inaccurate, our profitability could be negatively impacted. Expected savings from relocating facilities can be highly variable and uncertain. Further, we may not be successful in achieving the operating efficiencies or operating cost reductions expected from these efforts in the amounts or at the times we anticipate.

If we are unable to obtain or retain listings from commercial real estate brokers, agents, and property owners, our commercial real estate (“CRE”) marketplace services, including but not limited to the LoopNet marketplace, CoStar Showcase, LandandFarm.com and Lands of America, could be less attractive to current or potential customers, which could reduce our revenues.

The value of our CRE marketplace services to our customers depends on our ability to increase the number of property listings provided and searches conducted. The success of our CRE marketplace services depends substantially on the number of commercial real estate property listings submitted by brokers, agents and property owners. This is because an increase in the number of listings increases the utility of the online service and of its associated search, listing and marketing services. If agents marketing large numbers of property listings, such as large brokers in key real estate markets, choose not to continue their listings with us, or choose to list them with a competitor, our CRE marketplace services could be less attractive to other real estate industry transaction participants, resulting in reduced revenue. Similarly, the value and utility of our other marketplaces, including BizBuySell and BizQuest, are also dependent on attracting and retaining listings.

If we are unable to convince commercial real estate professionals that our CRE marketplace services are superior to traditional methods of listing, searching, and marketing commercial real estate, they could choose not to use those services, which could reduce our revenues or increase our expenses.

The primary source of new customers for our CRE marketplace services is participants in the commercial real estate community. Many commercial real estate professionals are used to listing, searching and marketing real estate in traditional and off-line ways, such as by distributing print brochures, sharing written lists, placing signs on properties, word-of-mouth, and newspaper advertisements. Commercial real estate and investment professionals may prefer to continue to use traditional methods or may be slow to adopt and accept our online products and services. If we are not able to persuade commercial real estate participants of the efficacy of our online products and services, they may choose not to use our CRE marketplace services, which could negatively impact our business. Similarly, if we are unable to convince the business and investment community to utilize our online business for sale marketplaces rather than traditional methods of listing and marketing businesses for sale, our revenues could be negatively affected.

The number of LoopNet’s registered members is higher than the number of actual members.

The number of registered members in LoopNet’s network is higher than the number of actual members because some members have multiple registrations or others may have registered under fictitious names. Given the challenges inherent in identifying these accounts, we do not have a reliable system to accurately identify the number of actual members, and thus we rely on the number of registered members as a measure of the size of the LoopNet marketplace. If the number of LoopNet’s actual members does not continue to grow and those members do not convert to premium members, then the LoopNet marketplace business may not grow as fast as we expect, which could harm our operating and financial results.

If we are unable to increase our revenues or our operating costs are higher than expected, our profitability may decline and our operating results may fluctuate significantly.

We may not be able to accurately forecast our revenues or future revenue growth rate. Many of our expenses, particularly personnel costs and occupancy costs, are relatively fixed. As a result, we may not be able to adjust spending quickly enough to offset any unexpected increase in expenses or revenue shortfall. We may experience higher than expected operating costs, including increased personnel costs, occupancy costs, selling and marketing costs, investments in geographic expansion, acquisition costs, communications costs, travel costs, software development costs, professional fees and other costs. If operating costs exceed our expectations and cannot be adjusted accordingly, our profitability may be reduced and our results of operations and financial position will be adversely affected. Additionally, we may not be able to sustain our historic revenue growth rates, and our percentage revenue growth rates may decline. Our ability to increase our revenues and operating profit will depend on increased demand for our services. Our sales are affected by, among other things, general economic and commercial real estate conditions. Reduced demand, whether due to changes in customer preference, a further weakening of the U.S. or global economy, competition or other reasons, may result in decreased revenue and growth, adversely affecting our operating results.

International operations expose us to additional business risks, which may reduce our profitability.

Our international operations and expansion subject us to additional business risks, including: currency exchange rate fluctuations; adapting to the differing business practices and laws in foreign countries; difficulties in managing foreign operations; limited protection for intellectual property rights in some countries; difficulty in collecting accounts receivable and longer collection periods; costs of enforcing contractual obligations; impact of recessions in economies outside the U.S.; and potentially adverse tax consequences. In addition, international expansion imposes additional burdens on our executive and administrative personnel, systems development, research and sales departments, and general managerial resources. If we are not able to manage our international operations successfully, we may incur higher expenses and our profitability may be reduced. Finally, the investment required for additional international expansion could exceed the profit generated from such expansion, which would reduce our profitability and adversely affect our financial position.

Fluctuating foreign currencies may negatively impact our business, results of operations and financial position.

Due to our acquisitions of CoStar U.K. Limited (formerly FOCUS Information Limited), Grecam S.A.S., and Property and Portfolio Research Ltd., a portion of our business is denominated in the British Pound and Euro. If we expand into Canada as expected, a portion of our business will be denominated in Canadian dollars. As a result, fluctuations in foreign currencies may have an impact on our business, results of operations and financial position. Foreign currency exchange rates have fluctuated and may continue to fluctuate. Significant foreign currency exchange rate fluctuations may negatively impact our international revenue, which in turn affects our consolidated revenue. Currencies may be affected by internal factors, general economic conditions and external developments in other countries, all of which can have an adverse impact on a country’s currency. Currently, we are not party to any hedging transactions intended to reduce our exposure to exchange rate fluctuations. We may seek to enter into hedging transactions in the future, but we may be unable to enter into these transactions successfully, on acceptable terms or at all. We cannot predict whether we will incur foreign exchange losses in the future. Further, significant foreign exchange fluctuations resulting in a decline in the respective, local currency may decrease the value of our foreign assets, as well as decrease our revenues and earnings from our foreign subsidiaries, which would reduce our profitability and adversely affect our financial position.

Our expansion into the commercial real estate analytics sector may not be successful or may not result in increased revenues, which may negatively impact our business, results of operations and financial position.

Expanding into the commercial real estate market research and forecasting sector has imposed and may continue to impose additional burdens on our research, systems development, sales, marketing and general management resources. During 2014, we expect to continue to expand our presence in the commercial real estate analytics sector. If we are unable to manage this expansion effectively or if our costs for this effort exceed our expectations, our financial position could be adversely affected. In addition, if we incur additional costs to expand our analytics services and we are not successful in marketing or selling these expanded services, our expansion may have a material adverse effect on our financial position by increasing our expenses without increasing our revenues, adversely affecting our profitability.

Our indebtedness could adversely affect us, including by decreasing our business flexibility and increasing our costs.

On April 1, 2014, we entered into the 2014 Credit Agreement by and among CoStar, as borrower, CoStar Realty Information, Inc., as co-borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The 2014 Credit Agreement provides for a $400.0 million term loan facility and a

$225.0 million revolving credit facility, each with a term of five years. The proceeds of the term loan facility and the initial borrowing under the revolving credit facility on the closing date in an amount of $150.0 million were used to refinance the 2012 Credit Agreement, including related fees and expenses, and pay a portion of the consideration and transaction costs related to the acquisition. The 2014 Credit Agreement contains customary restrictive covenants imposing operating and financial restrictions on us, including restrictions that may limit our ability to engage in acts that we believe may be in our long-term best interests. These covenants restrict our ability and the ability of our subsidiaries to (i) incur additional indebtedness, (ii) create, incur, assume or permit to exist any liens, (iii) enter into mergers, consolidations or similar transactions, (iv) make investments and acquisitions, (v) make certain dispositions of assets, (vi) make dividends, distributions and prepayments of certain indebtedness, and (vii) enter into certain transactions with affiliates.

The operating restrictions and financial covenants in the 2014 Credit Agreement and any future financing agreements may limit our ability to finance future operations or capital needs, to engage in other business activities or to respond to changes in market conditions. Our ability to comply with any financial covenants could be affected materially by events beyond our control, and we may be unable to satisfy any such requirements. If we fail to comply with these covenants, we may need to seek waivers or amendments of such covenants, seek alternative or additional sources of financing or reduce our expenditures. We may be unable to obtain such waivers, amendments or alternative or additional financing on a timely basis or at all, or on favorable terms.

We are required to make periodic principal and interest payments pursuant to the terms of the 2014 Credit Agreement. If an event of default occurs, the interest rate on overdue amounts will increase and the lenders under the 2014 Credit Agreement may declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable and may exercise remedies in respect of the collateral. We may not be able to repay all amounts due under the 2014 Credit Agreement in the event these amounts are declared due upon an event of default.

Negative conditions in the global credit markets may affect the liquidity of a portion of our long-term investments.

Currently, our long-term investments include mostly AAA-rated auction rate securities (“ARS”), which are primarily student loan securities supported by guarantees from the Federal Family Education Loan Program (“FFELP”) of the U.S. Department of Education. Continuing negative conditions in the global credit markets have prevented some investors from liquidating their holdings of auction rate securities because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. As of March 31, 2014, we held $24.3 million par value of ARS, all of which failed to settle at auctions. When an auction fails for ARS in which we have invested, we may be unable to liquidate some or all of these securities at par. In the event we need or desire to immediately access these funds, we will not be able to do so until a future auction on these investments is successful, a buyer is found outside the auction process or an alternative action is determined. If a buyer is found but is unwilling to purchase the investments at par, we may incur a loss, which would reduce our profitability and adversely affect our financial position.

Our ARS investments are not currently actively trading and therefore do not currently have a readily determinable market value. The estimated fair value of the ARS no longer approximates par value. We have used a discounted cash flow model to determine the estimated fair value of our investment in ARS as of December 31, 2013. The assumptions used in preparing the discounted cash flow model include estimates for interest rates, credit spreads, timing and amount of cash flows, liquidity risk premiums, expected holding periods and default risk of the ARS. We update the discounted cash flow model on a quarterly basis to reflect any changes in the assumptions used in the model and settlements of ARS investments that occurred during the period. Based on this assessment of fair value, as of March 31, 2014, we determined there was a decline in the fair value of our ARS investments of approximately $1.3 million. The decline was deemed to be a temporary impairment and was recorded as an unrealized loss in accumulated other comprehensive loss in stockholders’ equity. If the issuers of these ARS are unable to successfully close future auctions and/or their credit ratings deteriorate, we may be required to record additional unrealized losses in accumulated other comprehensive loss or an other-than-temporary impairment charge to earnings on these investments, which would reduce our profitability and adversely affect our financial position.

We have not made any material changes in the accounting methodology used to determine the fair value of the ARS. We do not expect any material changes in the near term to the underlying assumptions used to determine the unobservable inputs used to calculate the fair value of the ARS as of March 31, 2014. However, if changes in these assumptions occur, and, should those changes be significant, we may be required to record additional unrealized losses in accumulated other comprehensive loss or an other-than-temporary impairment charge to earnings on these investments.

U.S. political, credit and financial market conditions may negatively impact or impair the value of our current portfolio of cash, cash equivalents and investments, including U.S. Treasury securities and U.S.-backed investments, as well as our access to credit.

Our cash, cash equivalents and investments are held in a variety of common financial instruments, including U.S. treasury securities. Deterioration in the U.S. credit and financial markets may result in losses or deterioration in the fair value of our cash, cash equivalents, or investments. On August 5, 2011, Standard & Poor’s lowered its long term sovereign credit rating on the U.S. from AAA to AA+. This downgrade, and any future downgrades of the U.S. credit rating, could impact the stability of future U.S. treasury auctions, affect the trading market for U.S. government securities, result in increased interest rates and impair access to credit. These factors could negatively impact the liquidity or valuation of our current portfolio of cash, cash equivalents, and investments, which may affect our ability to fund future obligations. Further, these factors may result in an increase in interest rates and borrowing costs and make it more difficult to obtain credit on acceptable terms, which may affect our ability to fund future obligations and increase the costs of obtaining financing for future obligations.

Technical problems that affect either our customers’ ability to access our services, or the software, internal applications and systems underlying our services, could lead to reduced demand for our information, analytics and marketing services, lower revenues and increased costs.

Our business increasingly depends upon the satisfactory performance, reliability and availability of our website, the Internet and our service providers. Problems with our website, the Internet or the services provided by our local exchange carriers or internet service providers could result in slower connections for our customers or interfere with our customers’ access to our information, analytics and marketing services. If we experience technical problems in distributing our services, we could experience reduced demand for our information, analytics and marketing services. In addition, the software, internal applications and systems underlying our services are complex and may not be efficient or error-free. Our careful development and testing may not be sufficient to ensure that we will not encounter technical problems when we attempt to enhance our software, internal applications and systems. Any inefficiencies, errors or technical problems with our software, internal applications and systems could reduce the quality of our services or interfere with our customers’ access to our information, analytics and marketing services, which could reduce the demand for our services, lower our revenues and increase our costs.

Temporary or permanent outages of our computers, software or telecommunications equipment could lead to reduced demand for our information, analytics and marketing services, lower revenues and increased costs.

Our operations depend on our ability to protect our databases, computers and software, telecommunications equipment and facilities against damage from potential dangers such as fire, power loss, security breaches, computer viruses and telecommunications failures. Any temporary or permanent loss of one or more of these systems or facilities from an accident, equipment malfunction or some other cause could harm our business. If we experience a failure that prevents us from delivering our information, analytics and marketing services to clients, we could experience reduced demand for our information, analytics and marketing services, lower revenues and increased costs.

Our operating results and revenues are subject to fluctuations and our quarterly financial results may be subject to seasonality and market cyclicality, each of which could cause our stock price to be negatively affected.

The commercial real estate market may be influenced by general economic conditions, economic cycles, annual seasonality factors and many other factors, which in turn may impact our financial results. The market is large and fragmented. The different sectors of the industry, such as office, industrial, retail, multifamily, and others, are influenced differently by different factors, and have historically moved through economic cycles with different timing. As such, it is difficult to estimate the potential impact of economic cycles and conditions or seasonality from year-to-year on our overall operating results. In addition, our results may be impacted by seasonality. The timing of widely observed holidays and vacation periods, particularly slow downs during the end-of-year holiday period, and availability of real estate agents and related service providers during these periods, could significantly affect our quarterly operating results during that period. If we are unable to adequately respond to economic, seasonal or cyclical conditions, our revenues, expenses and operating results may fluctuate from quarter to quarter. Our operating results, revenues and expenses may fluctuate for many reasons, including those described below and elsewhere in this prospectus supplement:

•	Rates of subscriber adoption and retention;

•	Timing of our sales conference or significant marketing events;

•	A slow-down during the end-of-year holiday period;

•	Changes in our pricing strategy and timing of changes;

•	The timing and success of new service introductions and enhancements;

•	The shift of focus from, or phase out of, services that overlap or are redundant with other services we offer;

•	The amount and timing of our operating expenses and capital expenditures;

•	Our ability to control expenses;

•	The amount and timing of non-cash stock-based charges;

•	Costs related to acquisitions of businesses or technologies or impairment charges associated with such investments and acquisitions;

•	Competition;

•	Changes or consolidation in the real estate industry;

•	Our investments in geographic expansion and to increase coverage in existing markets;

•	Interest rate fluctuations;

•	Successful execution of our expansion and integration plans;

•	The development of our sales force;

•	Foreign currency and exchange rate fluctuations;

•	Inflation; and

•	Changes in client budgets.

These fluctuations or seasonality effects could negatively affect our results of operations during the period in question and/or future periods or cause our stock price to decline. In addition, changes in accounting policies or practices may affect our level of net income. Fluctuations in our financial results, revenues and expenses may cause the market price of our common stock to decline.

The consent order approved by the Federal Trade Commission in connection with the LoopNet merger imposes conditions that could have an adverse effect on us and our business, and failure to comply with the terms of the consent order may result in adverse consequences for the combined company.

On April 26, 2012, the FTC accepted the consent order in connection with the LoopNet merger that was previously agreed to by and among the FTC staff, CoStar, and LoopNet on April 17, 2012. The consent order was subject to a 30-day public comment period, and on August 29, 2012, the FTC issued its final acceptance of the consent order.

The consent order, which is publicly available on the FTC’s website at www.ftc.gov, requires CoStar to maintain certain business practices that the FTC believes are pro-competitive. For example, the consent order requires CoStar to maintain its customary practice of selling its products separately and on a market-by-market basis. It also requires CoStar to license its products to customers who have bought its competitors’ products on a non-discriminatory basis. In addition, CoStar is required to maintain its customary licensing practices with respect to the length of its contracts, to allow customers with multi-year contracts to cancel with one year’s advance notice, and to agree to reduce the cost of any litigation with customers by offering to arbitrate certain disputes. In the event that CoStar fails or is unable to comply with the terms of the consent order, CoStar could be subject to an enforcement proceeding that could result in substantial fines and/or injunctive relief. Further, the provisions of the consent order may result in unanticipated adverse effects on the combined company and, therefore, reduce our ability to realize the anticipated benefits of the merger. For example, the terms of the consent order that require us to continue to sell our products separately may prohibit us from combining or eliminating certain business lines, products or services that we believe will result in a long-term positive impact on our revenue and earnings.

We have incurred and will continue to incur acquisition-related costs.

We have incurred severance costs and expect to incur additional costs to integrate prior acquisitions (including that of Apartments.com), such as IT integration expenses and costs related to the renegotiation of redundant vendor agreements. Costs in connection with acquisitions and integrations may be higher than expected, and we may also incur unanticipated acquisition-related costs. These costs could adversely affect our financial condition, results of operation or prospects of the combined business.

Changes in accounting and reporting policies or practices may affect our financial results or presentation of results, which may affect our stock price.

Changes in accounting and reporting policies or practices could reduce our net income, which reductions may be independent of changes in our operations. These reductions in reported net income could cause our stock price to decline. For example, in 2006, we adopted authoritative guidance for stock compensation, which required us to expense the value of granted stock options.

Market volatility may have an adverse effect on our stock price.

The trading price of our common stock has fluctuated widely in the past, and we expect that it will continue to fluctuate in the future. The price could fluctuate widely based on numerous factors, including: economic factors; quarter-to-quarter variations in our operating results; changes in analysts’ estimates of our earnings; announcements by us or our competitors of technological innovations or new services; general conditions in the commercial real estate industry; developments or disputes concerning copyrights or proprietary rights or other legal proceedings; and regulatory developments. In addition, the stock market in general, and the shares of internet-related and other technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies and may have the same effect on the market price of our common stock.

Risks relating to the offering

The price of our common stock has and may continue to fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock has and may continue to fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or the commercial real estate industry;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of share repurchases;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; or

•	general market conditions and, in particular, developments related to market conditions for the commercial real estate industry.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Our stock price may be negatively affected by fluctuations in our financial results.

Our operating results, revenues and expenses may fluctuate as a result of changes in general economic conditions and also for many other reasons, many of which are outside of our control, such as: cancellations or non-renewals of our services; competition; our ability to control expenses; loss of clients or revenues; technical problems with our services; changes or consolidation in the real estate industry; our investments in geographic expansion and to increase coverage in existing markets; interest rate fluctuations; the timing and success of new service introductions and enhancements; successful execution of our expansion plans; data quality; the development of our sales force; managerial execution; employee retention; foreign currency and exchange rate fluctuations; inflation; successful adoption of and training on our services; litigation; acquisitions of other companies or assets; sales, brand enhancement and marketing promotional activities; client support activities; changes in client budgets; or our investments in other corporate resources. In addition, changes in accounting policies or practices may affect our level of net income. Fluctuations in our financial results, revenues and expenses may cause the market price of our common stock to decline.

Market volatility may have an adverse effect on our stock price.

The trading price of our common stock has fluctuated widely in the past, and we expect that it will continue to fluctuate in the future. The price could fluctuate widely based on numerous factors, including: economic factors; quarter-to-quarter variations in our operating results; changes in analysts’ estimates of our earnings; announcements by us or our competitors of technological innovations or new services; general conditions in the commercial real estate industry; developments or disputes concerning copyrights or proprietary rights or other legal proceedings; and regulatory developments. In addition, the stock market in general, and the shares of internet-related and other technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies and may have the same effect on the market price of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or of preferred stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase shares of our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of the common stock are equity interests in CoStar and do not constitute indebtedness. As such, shares of the common stock will rank junior to all indebtedness and other non-equity claims on CoStar with respect to assets available to satisfy claims on CoStar, including in a liquidation of CoStar. Additionally, our board of directors is authorized to issue series of preferred stock without any action on the part of holders of our common stock. Holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to finance our growth or share repurchases. In addition, provisions of the credit agreement governing our credit facilities limit our ability to pay cash dividends. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our Certificate of Incorporation and By-Laws could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.

Provisions of the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could delay or prevent a change in control of and could limit the price that investors might be willing to pay in the future for shares of our common stock.

Our Certificate of Incorporation authorizes our Board of Directors to issue new series of preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, our Board of Directors could create a series of preferred stock with superior voting rights to our existing common stock. The ability of our Board of Directors to issue this new series of preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our stockholders.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $        . If the underwriters exercise their option to purchase additional shares in full, the net proceeds of this offering will be approximately $        . “Net proceeds” is what we expect to receive after paying the underwriting discount and commissions and other estimated expenses of the offering. We expect to use the net proceeds of this offering to fund all or a portion of the costs of any strategic acquisitions we determine to pursue in the future, to finance the growth of our business and for working capital and other general corporate purposes. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our common stock.

Capitalization

The following table presents our capitalization on:

•	an actual basis as of March 31, 2014; and

•	on an adjusted, pro forma basis as of March 31, 2014 to give effect to this offering, assuming a public offering price of $158.55, which is the last reported sale price of our common stock on May 30, 2014, and the acquisition of Apartments.com, including the incurrence of debt under our 2014 Credit Agreement in connection with such acquisition.

There have been no other significant adjustments to our capitalization since March 31, 2014. You should read the information below in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the consolidated financial statements and related notes included herein and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

	March 31, 2014
	Actual	As Adjusted for this Offering, the Acquisition and New Debt
	($ in thousands)
Cash and cash equivalents	$223,443	$315,751

Long-Term Debt:	148,750	550,000

Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000 shares authorized; none outstanding as of March 31, 2014	—	—
Common stock — $0.01 par value; 60,000 shares authorized; 28,768 issued and outstanding as of March 31, 2014	288	308
Additional paid-in capital	855,535	1,144,793
Accumulated and other comprehensive loss	(5,093)	(5,093)
Retained earnings	$79,063	$77,916

Total stockholders’ equity	$929,793	$1,217,924

Total Capitalization (debt plus stockholders’ equity)	$1,078,543	$1,767,924

Selected historical consolidated financial data of the Company

The following tables present selected historical consolidated financial data of the Company as of the dates and for the periods provided. The selected financial data for each of the years ended December 31, 2011, 2012 and 2013 and as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus supplement. The selected financial data for each of the years ended December 31, 2009 and 2010 and as of December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements for such years, which have not been incorporated into this prospectus supplement and the accompanying prospectus by reference. The selected financial data as of March 31, 2014 and for the quarterly periods ended March 31, 2013 and 2014 are derived from our unaudited condensed consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which is incorporated by reference into this prospectus supplement, which financial statements include, in the opinion of our management team, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period and dates presented. The historical operating results of the company for the period ended March 31, 2014 are not necessarily indicative of the results that may be expected for the full year.

The information in the following table is only a summary and is not necessarily indicative of the results of future operations of CoStar or the combined company following the acquisition. You should read the following information together with our audited and unaudited consolidated financial statements, including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which are incorporated by reference into this prospectus supplement. See “Where you can find additional information” beginning on page S-56 of this prospectus supplement.

	Year Ended December 31,					Three Months Ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$209,659	$226,260	$251,738	$349,936	$440,943	$104,033	$119,076
Cost of revenues	73,714	83,599	88,167	114,866	129,185	33,606	33,643

Gross margin	135,945	142,661	163,571	235,070	311,758	70,427	85,433
Operating expenses	104,110	119,886	141,800	207,630	257,604	73,025	68,292

Income (loss) from operations	31,835	22,775	21,771	27,440	54,154	(2,598)	17,141
Interest and other income	1,235	735	798	526	326	104	137
Interest and other expense	—	—	—	(4,832)	(6,943)	(1,755)	(1,615)

Income (loss) before income taxes	33,088	23,510	22,569	23,134	47,537	(4,249)	15,663
Income tax expense (benefit), net	14,395	10,221	7,913	13,219	17,803	(1,839)	5,923

Net income (loss)	$18,693	$13,289	$14,656	$9,915	$29,734	$(2,410)	$9,740

Net income (loss) per share — basic	$0.95	$0.65	$0.63	$0.37	$1.07	$(0.09)	$0.34

Net income (loss) per share — diluted	$0.94	$0.64	$0.62	$0.37	$1.05	$(0.09)	$0.34

Weighted average shares outstanding — basic	19,780	20,330	23,131	26,533	27,670	27,428	28,273

Weighted average shares outstanding — diluted	19,925	20,707	23,527	26,949	28,212	27,428	28,840

	As of December 31,					As of March 31,
	2009	2010	2011	2012	2013	2014
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term and long-term investments	$255,698	$239,316	$573,379	$177,726	$277,943	$245,611
Working capital(1)	203,660	188,279	521,401	97,925	196,913	196,475
Total assets	404,579	439,648	771,035	1,165,139	1,256,982	1,244,796
Total long-term liabilities	1,826	7,252	50,076	237,158	217,567	207,727
Stockholders’ equity	359,006	381,502	659,177	826,343	927,862	929,793

(1)	Calculated as current assets less current liabilities.

Selected unaudited pro forma condensed

combined financial data

The following table sets forth selected unaudited pro forma condensed combined financial data of the Company as of March 31, 2014 and for the three months ended March 31, 2014 and the fiscal year ended December 31, 2013. The pro forma amounts in the table below are based on the historical consolidated financial data and the notes thereto of the Company and Apartments.com after giving effect to the acquisition and the related financing, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data.

The selected unaudited pro forma financial data in the table below should be read in conjunction with the unaudited pro forma condensed combined financial data and the accompanying disclosures included elsewhere in this prospectus supplement and with the historical financial statements and accompanying disclosures of the Company and Apartments.com, which are incorporated by reference in this prospectus supplement. The selected unaudited pro forma condensed combined financial data are provided for informational purposes only and do not purport to represent what the Company’s financial position or results of operations would actually have been had the acquisition occurred on those dates or to project the Company’s results of operations or financial position for any future period. See “Unaudited pro forma condensed combined financial data of the Company and Apartments.com” beginning on page S-33 of this prospectus supplement and “Where you can find additional information” beginning on page S-56 of this prospectus supplement.

	For the Year Ended December 31, 2013	For the Three Months Ended March 31, 2014
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$526,810	$141,478
Cost of revenues	153,356	39,734

Gross margin	373,454	101,744
Operating expenses	324,381	87,543

Income from operations	49,073	14,201
Interest and other income	326	137
Interest and other expense	(15,876)	(3,888)

Income before income taxes	33,523	10,450
Income tax expense (benefit), net	12,478	3,942

Net income	$21,045	$6,508

Net income per share — basic	$0.76	$0.23

Net income per share — diluted	$0.75	$0.23

Weighted average shares outstanding — basic	27,670	28,273

Weighted average shares outstanding — diluted	28,212	28,840

As of March 31, 2014
(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term and long-term investments	$48,824
Working capital	15,155
Total assets	1,648,377
Total long-term liabilities	615,227
Stockholders’ equity	928,646

Comparative historical and unaudited

pro forma per share data

The following table sets forth selected historical per share information of the Company and unaudited pro forma combined per share information after giving effect to the acquisition under the acquisition method of accounting. The acquisition accounting is dependent upon certain valuations of Apartments.com assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Apartments.com at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

In accordance with the requirements of the SEC, the pro forma per share information gives effect to the acquisition as if the acquisition had been effective on January 1, 2013, in the case of income from continuing operations per share data, and March 31, 2014, in the case of book value per share data.

The unaudited Company pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this prospectus supplement. The historical per share information of the Company is derived from audited financial statements as of and for the year ended December 31, 2013 and the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014.

Neither the Company nor Apartments.com has historically paid dividends. In addition, the provisions of the credit agreement governing the proposed credit facilities will limit our ability to pay cash dividends.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of the Company and Apartments.com would have been had the companies been combined during these periods or to project the future results of operations that the Company may achieve.

You should read this information in conjunction with the selected historical financial data included elsewhere in this prospectus supplement, and the historical financial statements of the Company and Apartments.com and related notes that have been filed with the SEC, certain of which are incorporated in this prospectus supplement by reference. See “Selected historical consolidated financial and operating data of the Company” and “Where you can find additional information” beginning on pages S-29 and S-56, respectively, of this prospectus supplement. The unaudited Company pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this prospectus supplement. See “Unaudited pro forma condensed combined financial data of the Company and Apartments.com” beginning on page S-33 of this prospectus supplement.

	As of and for the
	Year Ended December 31, 2013	Three Months Ended March 31, 2014
Company Historical
Per common share data:
Income from continuing operations — basic	$1.07	$0.34
Income from continuing operations — diluted	1.05	0.34
Book value(1)	32.16	32.32

Unaudited Company Pro Forma Combined
Per common share data:
Income (loss) from continuing operations — basic	$0.76	$0.23
Income (loss) from continuing operations — diluted	0.75	0.23
Book value(1)	N/A	32.28

(1)	Calculated as total stockholders’ equity divided by common shares outstanding as of the balance sheet date.

Unaudited pro forma condensed combined financial

data of the Company and Apartments.com

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial data of CoStar Group, Inc. (“the Company”) and Apartments.com, a division of Classified Ventures, LLC, after giving effect to the acquisition of Apartments.com by the Company completed on April 1, 2014 and the related financing, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of the Company and Apartments.com, giving effect to the acquisition, as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and Apartments.com, giving effect to the acquisition as if it had occurred on March 31, 2014. The historical consolidated financial data has been adjusted in the unaudited pro forma condensed financial data to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial data. In addition, the unaudited pro forma condensed combined financial data was based on and should be read in conjunction with the:

•	separate historical financial statements of the Company for the year ended December 31, 2013 and as of and for the quarterly period ended March 31, 2014 and the related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, respectively, and

•	separate historical financial statements of Apartments.com for the year ended December 31, 2013 and as of and for the quarterly period ended March 31, 2014 and the related notes included in the Company’s Amended Current Report on Form 8-K/A filed with the SEC on June 2, 2014.

Certain items have been reclassified from Apartments.com’s historical financial statement information to align the presentation of those financials with the Company’s financial statement presentation. The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial data and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition or the costs to integrate the operations of the Company and Apartments.com or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

(in thousands)

	Historical CoStar Group, Inc.	Historical Apartments.com	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$223,443	$—	$(196,970	)(6a)	$26,473
Short-term investments	—	1,464	(1,464	)(5i)	—
Accounts receivable, less allowance for doubtful accounts	32,286	10,891	—		43,177
Deferred and other income taxes, net	37,362	—	—		37,362
Prepaid expenses and other current assets	8,113	1,739	(575	)(5i)	9,277
Debt issuance costs, net	2,547	—	823	(6f)	3,370

Total current assets	303,751	14,094	(198,186)		119,659

Long-term investments	22,168	183	—		22,351
Property and equipment, net	57,338	1,583	(428	)(5i)	58,493
Goodwill	718,824	3,440	438,194	(6b)	1,160,458
Intangibles and other assets, net	137,168	—	136,000	(6c)	273,168
Deposits and other assets	1,818	—	—		1,818
Debt issuance costs, net	3,729	—	8,701	(6f)	12,430

Total assets	$1,244,796	$19,300	$384,281		$1,648,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$26,250	$—	$(6,250	)(6f)	$20,000
Accounts payable	3,943	1,957	—		5,900
Accrued wages and commissions	12,426	2,059	(1,662	)(5i)	12,823
Accrued expenses	26,208	4,670	(445	)(6f)
			(3,101	)(5i)	27,332
Deferred gain on sale of building	2,523	—	—		2,523
Deferred revenue	35,926	611	(611	)(5i)	35,926
Current portion of deferred incentive plan	—	5,264	(5,264	)(5i)	—

Total current liabilities	107,276	14,561	(17,333)		104,504

Long-term debt, less current portion	122,500	—	407,500	(6f)	530,000
Deferred gain on the sale of building	25,655	—	—		25,655
Deferred rent	23,353	—	—		23,353
Deferred income taxes, net	31,390	—	—		31,390
Income taxes payable	4,829	—	—		4,829

Total liabilities	315,003	14,561	390,167		719,731

Commitments and contingencies			—		—

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	288	—	—		288
Additional paid in capital	855,535	—	—		855,535
Accumulated other comprehensive loss	(5,093)	—	—		(5,093)
Retained earnings	79,063	4,739	(5,886	)(6h)	77,916

Total stockholders’ equity	929,793	4,739	(5,886)		928,646

Total liabilities and stockholders’ equity	$1,244,796	$19,300	$384,281		$1,648,377

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Historical CoStar Group, Inc.	Historical Apartments.com	Reclassifications to recast historical Apartments.com in CoStar’s presentation	Recast Historical Apartments.com	Pro Forma Adjustments		Pro Forma Combined
Revenues	$440,943	$85,867	$—	$85,867	$—		$526,810
Cost of revenues	129,185		6,742	6,742	17,429	(6c)	153,356

Gross margin	311,758		(6,742)	79,125	(17,429)		373,454

Operating expenses:
Selling and marketing	98,708	29,215	5,955	35,170	—		133,878
Software development	46,757	18,497	(6,446)	12,051	—		58,808
General and administrative	96,956	8,201	(96)	8,105	(1,348	)(6d)	103,713
Purchase amortization	15,183		—	—	12,799	(6c)	27,982
Other Apartments.com operating expenses		6,155	(6,155)	—	—		—

	257,604	62,068	(6,742)	55,326	11,451		324,381

Income (loss) from operations	54,154	23,799	—	23,799	(28,880)		49,073
Interest and other income	326	399	—	399	(399	)(6e)	326
Interest and other expense	(6,943)	—	—	—	(8,933	)(6f)	(15,876)

Income (loss) before income taxes	47,537	24,198	—	24,198	(38,212)		33,523
Income tax expense (benefit), net	17,803	—	—	—	(5,325	)(6g)	12,478

Net income (loss)	$29,734	$24,198	$—	$24,198	$(32,887)		$21,045

Net income per share — basic	$1.07						$0.76

Net income per share — diluted	$1.05						$0.75

Weighted average outstanding shares — basic	27,670						27,670

Weighted average outstanding shares — diluted	28,212						28,212

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

(in thousands, except per share amounts)

	Historical CoStar Group, Inc.	Historical Apartments.com	Reclassifications to recast historical Apartments.com in CoStar’s presentation	Recast Historical Apartments.com	Pro Forma Adjustments		Pro Forma Combined
Revenues	$119,076	$22,402	$—	$22,402	$—		$141,478
Cost of revenues	33,643		1,734	1,734	4,357	(6c)	39,734

Gross margin	85,433		(1,734)	20,668	(4,357)		101,744

Operating expenses:
Selling and marketing	27,745	7,577	2,659	10,236	—		37,981
Software development	12,351	4,833	(983)	3,850	—		16,201
General and administrative	24,897	5,383	436	5,819	(3,464	)(6d)	27,252
Purchase amortization	3,299			—	2,810	(6c)	6,109
Other Apartments.com operating expenses		3,846	(3,846)	—	—		—

	68,292	21,639	(1,734)	19,905	(654)		87,543

Income (loss) from operations	17,141	763	—	763	(3,703)		14,201
Interest and other income	137	4	—	4	(4	)(6e)	137
Interest and other expense	(1,615)	—	—	—	(2,273	)(6f)	(3,888)

Income (loss) before income taxes	15,663	767	—	767	(5,980)		10,450
Income tax expense (benefit), net	5,923	—	—	—	(1,981	)(6g)	3,942

Net income (loss)	$9,740	$767	$—	$767	$(3,999)		$6,508

Net income per share — basic	$0.34						$0.23

Net income per share — diluted	$0.34						$0.23

Weighted average outstanding shares — basic	28,273						28,273

Weighted average outstanding shares — diluted	28,840						28,840

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On April 1, 2014, the Company purchased from Classified Ventures, LLC (“CV”) certain assets and assumed certain liabilities, in each case, related to the Apartments.com business for $587.1 million in cash, subject to a customary working capital adjustment. The acquisition of the Apartments.com business is a business combination and will be accounted for as such.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, under existing U.S. GAAP standards, which are subject to change and interpretation, and were based on the historical financial statements of the Company and Apartments.com.

These standards require, among other things, that assets acquired and liabilities assumed be recognized at their fair value as of the acquisition. These standards also require that consideration transferred be measured at the closing date of the acquisition at the then-current market price.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specify a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, CoStar may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CoStar’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of the Company. Financial statements and reported results of operations of the Company issued after completion of the purchase will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Apartments.com.

Acquisition-related transaction costs (i.e. advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting Apartments.com are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by the Company are estimated to be approximately $1.1 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

3.	Accounting Policies

The Company will review Apartments.com’s accounting policies. As a result of that review, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. Based on our preliminary analysis, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Consideration Transferred

The consideration for the acquisition was $587.1 million of cash. This amount remains subject to a working capital adjustment and may not represent the final purchase price.

5.	Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by the Company in the acquisition, reconciled to the consideration transferred (in thousands):

Book value of Apartments.com net assets:	$4,739
Adjusted for excluded assets and liabilities:
Short-term investments	(1,464	)(i)
Prepaid expense and other current assets	(575	)(i)
Property and equipment, net	(428	)(i)
Accrued wages and commissions	1,662	(i)
Accrued expenses	3,101	(i)
Deferred revenue	611	(i)
Current portion of deferred long-term incentive plan	5,264	(i)
Elimination of existing goodwill	(3,440)

Adjusted book value of net assets acquired	9,470
Adjustments to:
Identifiable intangible assets	136,000	(ii)
Goodwill	441,634	(iii)

Total estimated consideration	$587,104

(i)	Certain assets and liabilities including but not limited to deferred revenue and related capitalized costs, employee expenses, and internal use software costs have, in accordance with the asset purchase agreement, been excluded from the transaction and not acquired.
(ii)	Identifiable intangible assets are required to be measured at fair value. These acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all expected future net cash flows. There were significant limitations regarding what CoStar could learn about the specifics of the Apartments.com intangible assets prior to the consummation of the transaction and any such process will take time to complete.

At this time, the Company does not have sufficient information as to the amount, timing and risk of cash flows of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (dollars in thousands):

	Estimated Fair Value	Estimated Useful Life	Amortization Method
Customer relationships	69,000	10 years	200% declining balance
Database technology	22,000	2 years	Straight-line
Trade names	45,000	7 years	Straight-line

Total	$136,000

These preliminary estimates of fair value, useful life, and amortization method will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. As the Company reviews the specifics of the Apartments.com intangible assets, additional insight will be gained that could impact (a) the estimated total value assigned to intangible assets, (b) the estimated allocation of value between assets and/or (c) the estimated useful life and/or amortization method of each category of intangible assets. The estimated intangible asset values, their useful lives and amortization methods could be impacted by a variety of factors that may yet become known to us as the acquisition accounting has not yet been finalized. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Apartments.com intangible assets and/or to the estimated useful lives from what the Company has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(iii)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Other than the preliminary estimated adjustments identified above, the accompanying unaudited pro forma condensed combined financial statements assume that the book values of the assets acquired and liabilities assumed by CoStar in the acquisition are representative of their fair value. This preliminary estimate of the fair value of assets acquired and liabilities assumed may be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

6.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for the anticipated sources and uses related to the purchase, as follows (dollars in thousands):

Sources:
Proceeds from issuance of debt instruments	$550,000

550,000

Uses:
Cash portion of acquisition consideration	(587,104)
Retire existing CoStar debt	(148,750)
Acquisition related transation costs	(986)
Fees related to debt issuance	(10,130)

(746,970)

$(196,970)

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows (dollars in thousands):

Eliminate Apartments.com historical goodwill	$(3,440)
Estimated transaction goodwill	441,634

Total	$438,194

(c)	The pro forma adjustment to “Intangibles and other assets, net” of $136.0 million represents the Company’s estimate of the fair value of the intangible assets acquired.

To adjust related amortization expense for the periods presented, as follows (dollars in thousands):

	For the year ended December 31, 2013	For the three months ended March 31, 2014
Estimated amortization of acquired intangible assets:
Cost of revenues	$17,429	$4,357
Operating expenses	12,799	2,810

Total	$30,228	$7,167

(d)	For the year-ended December 31, 2013, to adjust Apartments.com’s historical results to eliminate $1.3 million of direct incremental costs specific to the acquisition.

For the three months ended March 31, 2014, to adjust Apartments.com’s and the Company’s historical results to eliminate $2.4 million and $1.1 million of direct incremental costs specific to the acquisition, respectively.

(e)	For the year-ended December 31, 2013 and for the three months ended March 31, 2014, to adjust Apartments.com’s historical results to eliminate $399,000 and $4,000 of gain on investments, respectively. The investments which produced those gains were part of a deferred compensation plan and were not purchased in the acquisition.
(f)

On April 1, 2014, CoStar entered into a Credit Agreement (the “2014 Credit Agreement”) by and among CoStar, as Borrower, CoStar Realty Information, Inc., as Co-Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. The 2014 Credit

Agreement provided for a $400.0 million term loan facility and a $225.0 million revolving credit facility, each with a term of five years. The proceeds of the term loan facility and the initial borrowing under the revolving credit facility of $150.0 million were used to refinance the 2012 Credit Agreement, including related fees and expenses, and pay a portion of the consideration and transaction costs related to the acquisition. The undrawn proceeds of the revolving credit facility will be available for working capital and other general corporate purposes of CoStar and its subsidiaries.

Effective April 1, 2014, CoStar terminated the 2012 Credit Agreement and repaid all amounts outstanding thereunder.

The term loan facility will amortize in quarterly installments resulting in an annual amortization of 5% during each of the first, second and third years, 10% during the fourth year and 15% during the fifth year, with the remainder payable at final maturity. CoStar has the option to prepay all or any portion of the term loan at any time without penalty other than LIBOR breakage costs.

The Credit Facility carries an initial interest rate equal to LIBOR plus 2.00%. This rate is subject to adjustment in future periods based on CoStar’s first lien secured leverage ratio (as defined in the credit agreement) and could increase to LIBOR plus 2.25% or decrease to as low as LIBOR plus 1.25%. For purposes of the pro forma financial statements CoStar has assumed a rate of LIBOR plus 2.00% for the life of the credit facility and a 1 month LIBOR rate of 0.25%. The resulting effective interest rate on the credit facility, including periodic administrative fees, commitment fees on the unused portion of the revolving line of credit and the amortization of deferred debt issuance costs, is approximately 3.00%. A change in the interest rate of 25 basis points would result in a change in interest expense of approximately $1.3 million and $330,000 for the year ended December 31, 2013 and the quarter ended March 31, 2014, respectively.

Estimated origination and issuance costs of $10.0 million, in addition to $5.8 million of unamortized debt issuance cost already on the balance sheet, will be amortized to interest expense over the 5 year term of the 2014 Credit Agreement. Amortization of debt issuance costs is estimated to be $3.4 million for the year ended December 31, 2013 and $831,000 for the quarter ended March 31, 2014. Estimated financing fees of $161,000 will be expensed on origination and are included as an adjustment to retained earnings on the pro forma balance sheet.

The pro forma adjustments to interest and other expense for the periods presented are as follows (dollars in thousands):

For the year ended December 31, 2013
Eliminate CoStar Group, Inc. interest expense to reflect change in borrowing	$6,943
Estimated interest expense on acquisition financing	(15,876)

$(8,933)

For the three months ended March 31, 2014
Eliminate CoStar Group, Inc. interest expense to reflect change in borrowing	$1,615
Estimated interest expense on acquisition financing	(3,888)

$(2,273)

The pro forma adjustments to debt issuance costs and long-term debt are as follows (dollars in thousands):

Debt issuance costs	Short-term	Long-term
Reclass short-term to long-term	$(2,547)	$2,547
Estimated debt issuance costs on credit facility	—	9,969
Long-term portion of new debt issuance costs included at 3/31/14		(445)
Reclass short-term portion	3,370	(3,370)

	$823	$8,701

Long-term debt	Short-term	Long-term
Reclass short-term to long-term	$(26,250)	$26,250
Repay existing term loan	—	(148,750)
Estimated new borrowing	—	550,000
Reclass short-term portion	20,000	(20,000)

	$(6,250)	$407,500

(g)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a tax rate of 38% and the application of a 38% tax rate to Apartments.com’s historical results.
(h)	To eliminate Apartments.com’s equity and to make pro forma adjustments to retained earnings for estimated debt issuance costs and deal fees, as follows (dollars in thousands):

Retained earnings
Eliminate Apartments.com stockholders’ equity	$(4,739)
Estimated deal costs	(986)
Expenses incurred for debt refinance	(161)

$(5,886)

Price range of our common stock and dividends

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “CSGP.” The following table sets forth, for the calendar quarters indicated, the high and low daily closing price per share of our common stock as reported on the Nasdaq Global Select Market. On May 30, 2014, the last practicable trading day prior to the date of this prospectus supplement, there were 28,759,000 shares of our common stock outstanding.

	High	Low
2012
First Quarter	$69.86	$56.67
Second Quarter	81.20	67.26
Third Quarter	85.40	77.79
Fourth Quarter	89.54	77.06
2013
First Quarter	109.46	89.28
Second Quarter	129.51	105.73
Third Quarter	170.09	131.03
Fourth Quarter	186.62	161.29
2014
First Quarter	214.00	166.78
Second Quarter (through May 30, 2014)	188.95	150.55

The closing sale price per share of our common stock as of May 30, 2014 was $158.55.

We have never declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC is acting as representative of the underwriters. Under the terms and subject to the conditions contained in an underwriting agreement dated June         , 2014, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
J. P. Morgan Securities LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Needham & Company, LLC
Stephens Inc.
William Blair & Company, L.L.C.
JMP Securities LLC
B. Riley & Co. LLC
Total

2,000,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the public offering price. After the public offering of the shares, the underwriters may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 300,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters per share of our common stock. The following table shows the per share and total underwriting discounts and commissions we will pay, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without exercise of option to purchase additional shares	With exercise of option to purchase additional shares
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.7 million.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed with the underwriters that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, for a period of 90 days after the date of this prospectus supplement, other than (i) the shares of our common stock to be sold hereunder, (ii) shares of our common stock issued upon the exercise of options granted under our existing stock-based incentive plans, (iii) new compensatory grants made under our existing stock-based incentive plans and (iv) the offer, sale and issuance of shares of our common stock, not to exceed 10%, in the aggregate, of the shares of our common stock outstanding immediately after this offering, in connection with one or more acquisitions during the 90-day restricted period. Notwithstanding the foregoing, we may offer, contract to sell and publicly disclose the intention to issue shares of our common stock in connection with any acquisition; provided that no shares in excess of the 10% limitation specified in clause (iv) above are issued prior to the expiration of the 90-day restricted period.

Our directors and executive officers have agreed with the underwriters not to, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than (A) transfers of shares of our common stock as a bona fide gift or gifts or as a result of testate or intestate succession; (B) in the case of a stock option expiring during the period when the restrictions described in this paragraph continue, sales, exchanges, swaps or other transfers or dispositions of shares of our common stock issuable upon the exercise thereof to us in an amount limited to the amount necessary to cover the exercise price thereof or to satisfy the tax withholding in connection with the exercise thereof; and (C) in the case of restricted stock vesting during the period when the restrictions described in this paragraph continue, sales, exchanges, swaps or other transfers or dispositions of shares of our common stock so vested to the Company in an amount limited to the amount necessary to satisfy the tax withholding in connection with the vesting thereof; provided that in the case of clause (A), each transferee executes and delivers to the representative a lock-up letter in the form of this paragraph and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement is required or is made voluntarily in connection with such transfer (other than a filing on a Form 5 made after the expiration of the 90-day restricted period referred to above).

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CSGP.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the shares of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of the shares of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of our common stock through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over the counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters and their affiliates, including J.P. Morgan Securities LLC, as joint lead arranger and joint bookrunner, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, as administrative agent and lender, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co., as lender, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, joint bookrunner and co-syndication agent, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., as lender, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., as co-syndication agent and lender, SunTrust Robinson Humphrey, Inc., as joint lead arranger and joint bookrunner, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, as co-syndication agent and lender, and Wells Fargo Securities, LLC, as joint lead arranger and joint bookrunner, are party to the Credit Agreement dated as of April 1, 2014 among the Company, the borrowing subsidiary thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement and the accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive,

provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Material United States federal income tax considerations

The following is a summary of material U.S. federal income tax consequences relating to the ownership and disposition of shares of our common stock, as of the date hereof. This summary deals only with shares of our common stock that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code” (generally, property held for investment). This summary does not discuss any U.S. federal tax consequences other than those relating to income taxes (such as estate or gift tax consequences) and does not discuss any state, local or non-U.S. tax consequences. In addition, this summary does not discuss all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, except to the extent discussed below, this summary does not address all of the tax consequences that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	dealers in securities or currencies, brokers, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, retirement plans, certain former citizens or long-term residents of the United States, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	U.S. Holders (as defined below) of shares of our common stock whose “functional currency” is not the U.S. dollar;

•	persons holding shares of our common stock as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;

•	entities or arrangements that are treated as partnerships for U.S. federal income tax purposes; or

•	persons liable for alternative minimum tax.

The discussion below is based upon the provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions as of the date hereof. Those authorities may be subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal tax consequences to you and any consequences arising under the laws of any state, local, non-U.S. or other taxing jurisdiction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a share of our common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Consequences to U.S. holders

The following is a summary of material U.S. federal income tax consequences that will apply to a U.S. Holder of shares of our common stock.

Distributions

If we make a distribution in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital that reduces the holder’s adjusted tax basis in the common stock to the extent of the holder’s adjusted tax basis in that stock. A holder’s adjusted basis in our common stock will generally be the holder’s cost paid therefor, subject to certain adjustments. Any remaining excess will be treated as capital gain.

If a U.S. Holder is an individual, dividends received by such holder may be subject to a reduced maximum tax rate provided certain holding period and other requirements are met. If a U.S. Holder is a U.S. corporation, it may be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. Holders should consult their tax advisors regarding the holding period requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, exchange or other taxable disposition of stock

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

In certain circumstances, amounts received by a U.S. Holder upon the redemption of our common stock may be treated as a dividend with respect to our common stock, rather than as a payment in exchange for our common stock that results in the recognition of capital gain or loss. In these circumstances, the redemption payment would be included in a U.S. Holder’s gross income as a dividend to the extent such payment is made out of our earnings and profits (as described above). The determination of whether redemption of common stock will be treated as a dividend, rather than as a payment in exchange for our common stock, will depend, in part, on whether and to what extent the redemption reduces the U.S. Holder’s ownership in us (including as a result of certain constructive ownership attribution rules). The rules applicable to redemptions are complex, and each U.S. Holder should consult its own tax advisor to determine the consequences of any redemption.

Additional tax on net investment income

Non-corporate U.S. persons are generally subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to our common stock, unless such income or gain is derived in the ordinary course of the conduct of such U.S. Holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). Non-corporate U.S. persons should consult their tax advisors on the applicability of this additional tax to its income and gains in respect of their investment in our common stock.

Information reporting and backup withholding

We or our paying agent must report annually to U.S. Holders and the Internal Revenue Service, or the “IRS,” amounts paid to such holders on or with respect to our common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on dividends paid on our common stock and proceeds from the sale of our common stock at the applicable rate if the U.S. Holder is not otherwise exempt and (i) the holder fails to provide us or our paying agent with a correct taxpayer identification number, (ii) we or our paying agent are notified by the IRS that the holder provided an incorrect taxpayer identification number, (iii) we or our paying agent are notified by the IRS that the holder failed to properly report payments of interest or dividends or (iv) the holder fails to certify under penalty of perjury that it has provided a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder generally may establish that it is exempt from or otherwise not subject to backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of our common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder.

Distributions

Distributions on our common stock will constitute dividends to the extent described above in “—Consequences to U.S. Holders—Distributions.” Any dividends paid to Non-U.S. Holders with respect to the shares of our common stock will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty but fails to timely provide the required certification, the holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for such refund or credit with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, where an applicable tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment in the United States) are generally not subject to U.S. withholding tax, provided the Non-U.S. Holder furnishes to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form) prior to the payment of dividends. Instead, dividends that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, where an applicable tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment in the United States), are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding the potential application of tax treaties and their eligibility for treaty benefits.

Sale, exchange or other taxable disposition of stock

Any gain realized by a Non-U.S. Holder upon the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable income treaty so requires, is attributable to such Non-U.S. Holder’s permanent establishment in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our common stock and either our common stock was not regularly traded on an established securities market at any time during the calendar year in which the disposition occurs, or the Non-U.S. Holder owns or owned (actually or constructively) more than five percent of the total fair market value of shares of our common stock at any time during the five-year period ending on the date of disposition. We are not, and do not anticipate that we will become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates or such lower rate as specified by an applicable income tax treaty. A Non-U.S. Holder that is a foreign corporation may, in addition, be subject to a branch profits tax at a 30% rate or a lower rate specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any gain described in the second bullet point will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. To claim the benefit of any applicable tax treaty, a Non-U.S. Holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). Non-U.S. Holders should consult their tax advisors regarding the potential application of tax treaties and their eligibility for treaty benefits.

As described above in “—Consequences to U.S. holders—Sale, exchange or other taxable disposition of stock,” in certain circumstances amounts received upon the redemption of our common stock may be treated as a dividend and not as a payment in exchange for our common stock that results in the recognition of capital gain or loss. The rules applicable to redemptions are complex and each non-U.S. Holder should consult its own tax advisor to determine the consequences of a redemption to it.

Information reporting and backup withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on shares of our common stock and the amount of tax we withhold on these distributions. These information reporting requirements apply even if no withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty or other agreement. The United States imposes backup withholding on dividends and certain other types of payments to U.S. persons. A Non-U.S. Holder will not be subject to backup withholding (but may be subject to other withholding as described above) on dividends the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN (or suitable successor or substitute form)) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless the Non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN (or suitable successor or substitute form)) to the broker of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Foreign accounts

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules ) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in our common stock.

Under current Internal Revenue Service guidance, unless modified by an applicable intergovernmental agreement, the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

The foregoing discussion of material U.S. federal income tax considerations is for general information purposes only and is not tax or legal advice. You should consult your own tax advisor as to the particular tax consequences to you of owning and disposing of our common stock, including the applicability and effect of any U.S. federal, state or local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

Validity of the common stock

The validity of the common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited CoStar Group, Inc.’s consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus supplement. The CoStar Group, Inc. financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given their authority as experts in accounting and auditing.

The audited historical financial statements of Apartments.com included in Exhibit 99.1 of CoStar Group, Inc.’s Current Report on Form 8-K/A dated June 2, 2014, incorporated in this prospectus supplement by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Washington, DC 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.costar.com/investors.aspx. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus or any other filing we make with the SEC.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (including the portions of our proxy statement for our 2014 annual meeting of stockholders incorporated by reference therein)

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on March 3, 2014, April 4, 2014 and May 16, 2014 (with respect to Item 5.02 only) and our Amended Current Report on Form 8-K/A filed with the SEC on June 2, 2014; and

•	the description of our common stock, par value $0.01 per share, contained in our Form 8-A filed on June 25, 1998 (SEC File Number 000-24531), and any amendment or report filed for the purpose of updating such description.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to:

CoStar Group, Inc.

1331 L Street, Northwest

Washington, DC 20005

Attention: Investor Relations

(877) 285-8321

You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, by requesting them in writing or by telephone from us at CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005, Attention: Investor Relations, telephone (877) 285-8321. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at 1331 L Street, NW, Washington, DC 20005 (telephone number (202) 346-6500). We maintain a website at www.costargroup.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus, nor is it incorporated by reference. Documents available on our website include our (i) Code of Conduct for Directors, (ii) Code of Conduct for Employees, (iii) Principles of Corporate Governance and (iv) charters for the Audit, Compensation, and Nominating and Corporate Governance Committees.

PROSPECTUS

CoStar Group, Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Purchase Contracts

We or selling securityholders may, from time to time, offer to sell senior or convertible debt securities, common stock, preferred stock, warrants, depositary shares or purchase contracts. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CSGP.”

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2014

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using an automatic shelf registration statement, we may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find Additional Information” below for information about us and our financial statements. You can read the registration statement and exhibits on the SEC’s website or at the SEC as described under “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Registrant,” “Company,” “we” or “our” are to CoStar Group, Inc. and its consolidated subsidiaries, and “CoStar” refers to CoStar Group, Inc., a Delaware corporation. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Apartments.com” are to the Apartments.com business, which we acquired from Classified Ventures, LLC on April 1, 2014 (the “acquisition”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain parts of this prospectus and any prospectus supplement, and the documents incorporated by reference herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include information that is not purely historic fact and include, without limitation, statements concerning our financial outlook for 2014 and beyond, our possible or assumed future results of operations generally, and other statements and information regarding assumptions about our revenues, EBITDA, adjusted EBITDA, non-GAAP net income, non-GAAP net income per share, net income per share, fully diluted net income per share, weighted-average outstanding shares, taxable income, cash flow from operating activities, available cash, operating costs, amortization expense, intangible asset recovery, capital and other expenditures, effective tax rate, equity compensation charges, future taxable income, purchase amortization, the anticipated benefits of completed acquisitions, the anticipated benefits of cross-selling efforts, the timing of future payments of principal under our $400.0 million term loan facility and $225.0 million revolving credit facility available to us under a credit agreement dated April 1, 2014 (as amended, the “Credit Agreement”), expectations regarding our compliance with financial and restrictive covenants in our Credit Agreement, acquisitions, financing plans, geographic expansion, product development and release, sales and marketing campaigns, product integrations, elimination and de-emphasizing of services, contract renewal rate, capital structure, contractual obligations, legal proceedings and claims, our database, database growth, services and facilities, employee relations, future economic performance, our ability to liquidate or realize our long-term investments, management’s plans, goals and objectives for future operations, and growth and markets for our stock.

Our forward-looking statements are also identified by words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. You should understand that these forward-looking statements are estimates reflecting our judgment, beliefs and expectations, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed or referred to under the heading “Risk Factors,” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	commercial real estate market conditions;

•	the pace of recovery in the commercial real estate market;

•	general economic conditions;

•	our ability to identify, acquire and integrate acquisition candidates;

•	our ability to realize the expected benefits, cost savings or other synergies from acquisitions, including the Apartments.com acquisition, on a timely basis or at all;

•	our ability to combine the acquired businesses successfully or in a timely and cost-efficient manner;

•	business disruption relating to integration of acquired businesses;

•	the amount of investment for sales and marketing;

•	the time and resources required to develop upgraded services and expansion of service offerings;

•	changes or consolidations within the commercial real estate industry;

•	customer retention;

•	our ability to attract new clients;

•	our ability to sell additional services to existing clients;

•	our ability to integrate our U.S. and international product offerings;

•	our ability to successfully introduce new products or upgraded services in U.S. and foreign markets;

•	our ability to attract consumers to our online marketplaces;

•	our ability to effectively and strategically combine, eliminate or de-emphasize service offerings;

•	competition;

•	foreign currency fluctuations;

•	global credit market conditions affecting investments;

•	our ability to continue to expand successfully, timely and in a cost-efficient manner, including internationally;

•	our ability to effectively penetrate the market for retail real estate information and gain acceptance in that market;

•	our ability to control costs;

•	litigation;

•	changes in accounting policies or practices;

•	release of new and upgraded services or entry into new markets by us or our competitors;

•	data quality;

•	expansion, growth, development and reorganization of our sales force;

•	employee retention;

•	technical problems with our services;

•	managerial execution;

•	changes in relationships with real estate brokers and other strategic partners;

•	legal and regulatory issues; and

•	successful adoption of and training on our services.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of, and are based on information available to us on, the date of this Registration Statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to update any such statements or release publicly any revisions to these forward-looking statements to reflect new information or events or circumstances after the date of this Registration Statement or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Washington, DC 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.costargroup.com/investors/sec-filings. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in the prospectus and should not be considered part of this prospectus or any other filing we make with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below for such report or in a prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (including the portions of our proxy statement for our 2014 annual meeting of stockholders incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on March 3, 2014, April 4, 2014 and May 16, 2014 (with respect to Item 5.02 only) and our Amended Current Report on Form 8-K/A filed with the SEC on June 2, 2014; and

•	the description of our common stock, par value $0.01 per share, contained in our Form 8-A filed on June 25, 1998 (SEC File Number 000-24531), and any amendment or report filed for the purpose of updating such description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

CoStar Group, Inc.

1331 L Street, NW

Washington, DC 20005

Attention: Investor Relations

(877) 285-8321

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE SECURITIES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED JUNE 2, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

OUR COMPANY

We are the number one provider of information, analytics and marketing services to the commercial real estate industry in the United States (“U.S.”) and the United Kingdom (“U.K.”) based on the fact that we offer the most comprehensive commercial real estate database available; have the largest research department in the industry; own and operate the leading online marketplaces for commercial real estate in the U.S. based on the number of unique visitors per month; provide more information, analytics and marketing services than any of our competitors; and believe that we generate more revenues than any of our competitors. We have created and compiled our standardized information, analytics and marketing platform where members of the commercial real estate and related business community can continuously interact and facilitate transactions by efficiently exchanging accurate and standardized commercial real estate information.

The principal trading market for CoStar’s common stock (NASDAQ: CSGP) is the Nasdaq Global Select Market. Our principal executive office is located at 1331 L Street, NW, Washington, DC 20005, telephone number (202) 346-6500. We maintain a website at www.costargroup.com. The information on our website is not part of this prospectus nor is it incorporated by reference.

USE OF PROCEEDS

We will specify the use of the proceeds from the offering and sale of any securities registered hereby in the applicable prospectus supplement for such offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratios of earnings to fixed charges	6.1x	4.9x	3.4x	12.1x	19.4x	30.2x

Earnings available for fixed charges represent earnings before income taxes, noncontrolling interests and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions, which has been included in the provision for income taxes.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

In this description of debt securities, the words “we,” “us” or “our” refer only to CoStar Group, Inc. and not to any of our subsidiaries. The registered holder of any debt security will be treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture.

General

The debt securities that we may offer will be either senior debt securities or subordinated debt securities. Any senior debt securities will be issued under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. Any subordinated debt securities will be issued under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures, and to each of the trustees under the indentures as a trustee. In addition, the indentures may be supplemented or amended as necessary to set forth the terms of the debt securities issued under the indentures. You should read the indentures, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. See “Ranking.” The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

The indentures will not limit the amount of debt securities that can be issued thereunder and will provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of that series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the applicable indenture may be served, and the method of such payment, if by wire transfer, mail or other means if other than as set forth in the applicable indenture;

•	the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;

•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;

•	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series, including the form of the trustee’s certificate of authentication for such series;

•	if other than denominations of $1,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the portion of the principal amount thereof that will be due and payable upon declaration of acceleration of the maturity thereof or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;

•	the terms of any repurchase or remarketing rights;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

•	whether the debt securities of the series will be convertible into or exchangeable for other securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;

•	any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•	if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;

•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;

•	whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act in reliance on which they will be sold;

•	any guarantees on the debt securities, and the terms and conditions upon which any guarantees may be released or terminated;

•	the provisions, if any, relating to any security provided for the debt securities of the series;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the applicable indenture;

•	if the debt securities are subordinated debt securities, the subordination terms of the debt securities; and

•	any and all additional, eliminated or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under United States laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there will be no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Payments on the Debt Securities

Principal of, premium, if any, and interest on the debt securities will be payable at the office or agency maintained by us for such purposes; provided that all payments of principal, premium, if any, and interest with respect to the debt securities represented by one or more global securities registered in the name of or held by The Depository Trust Company (DTC) or its nominee will be made through the facilities of DTC. Until otherwise designated by us, our office or agency will be the office of the trustee maintained for such purpose.

Paying Agent and Registrar for the Debt Securities

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any debt security selected for redemption or repurchase. Also, we will not be required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or repurchased.

Ranking

Senior Debt Securities

Any series of senior debt securities will be our general obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the senior debt securities. Any series of senior debt securities will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. Any series of senior unsecured debt securities will be effectively subordinated to all of our secured indebtedness (to the extent of the value of the assets securing such indebtedness) and liabilities of our subsidiaries that do not guarantee the series of senior debt securities.

Subordinated Debt Securities

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing; and

•	the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Redemption

If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.

Certain Covenants

Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into or wind up into another person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another person; unless:

(1)	either: (a) we are the surviving person; or (b) the person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (such person, hereinafter referred to as the Successor Company);

(2)	the Successor Company expressly assumes all of or our obligations under the debt securities and the applicable indenture;

(3)	immediately after such transaction no default or Event of Default exists; and

(4)	we shall have delivered to the trustee a certificate from a responsible officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the applicable indenture.

The Successor Company will succeed to, and be substituted for us under the applicable indenture and the debt securities.

Reports

So long as any debt securities are outstanding, we shall file with the trustee, within 15 days after we file with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the forgoing as the SEC may from time to time by rules and regulations prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the applicable indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Events of Default and Remedies

The following will be “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the supplemental indenture or resolution of our board of directors pursuant to which a series of debt securities is issued:

(1)	we default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the debt securities;

(2)	we default in the payment when due of interest on or with respect to the debt securities and such default continues for a period of 30 days;

(3)	we default in the performance of, or breach any covenant, warranty or other agreement contained in the applicable indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 90 days after the notice specified below;

(4)	certain events involving our bankruptcy, insolvency or reorganization; or

(5)	any other Event of Default provided in the applicable supplemental indenture or resolution of the board of directors under which such series of securities is issued or in the form of security for such series.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series of debt securities under the indenture. The trustee may withhold notice to the holders of a series of debt securities issued under such indenture of any default or Event of Default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.

If an Event of Default (other than an Event of Default specified in clause (4) above) for a series of debt securities shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal of and accrued interest on such debt securities to be due and payable by notice in writing to us and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (Acceleration Notice), and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (4) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities.

The holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default or Event of Default and its consequences, except a default in the payment of the principal of or interest on such debt securities.

Holders of debt securities of any series may not enforce the applicable indenture or the debt securities of that series except as provided in the applicable indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the applicable indenture and applicable law, the holders of a majority in aggregate principal amount of a series of the then outstanding debt securities of such series issued under such indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

We will be required to deliver to the trustee annually a statement regarding compliance with the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, will have any liability for any obligations of the Company under the debt securities, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect with respect to a series of debt securities when either:

(1)	we have delivered to the trustee for cancellation all outstanding securities of such series, other than any securities that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture;

(2)

all outstanding securities of such series have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds the entire amount, in funds or governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all securities of such series; or

(3)	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.

In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series.

Defeasance

The term defeasance means the discharge of some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities sufficient to make payments on any series of debt securities on the dates those payments are due and payable, then, at our option, either of the following will occur:

(1)	we will be discharged from obligations with respect to the debt securities of such series (legal defeasance); or

(2)	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (covenant defeasance).

If we defease any series of debt securities, the holders of the defeased debt securities of such series will not be entitled to the benefits of the indenture under which such series was issued, except for our obligation to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities of such series will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, an indenture or the debt securities of any series issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the debt securities of each series at the time outstanding that is affected voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities), and any existing default or compliance with any provision of the indenture or the debt securities of any series issued thereunder may be waived with the consent of the holders of a majority in principal amount of each series of debt securities at the time outstanding that is affected voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder affected thereby, an amendment or waiver may not (with respect to any debt securities held by a non-consenting holder):

(1)	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or change the time for payment of interest on the debt securities of any series;

(3)	reduce the principal or change the stated maturity of any debt securities of any series;

(4)	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

(5)	make payments on any debt security payable in currency other than as originally stated in such debt security;

(6)	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

(7)	make any change in the percentage of principal amount of the debt securities of any series necessary to waive compliance with certain provisions of the indenture under which such debt securities were issued or to make any change in this provision for modification; or

(8)	waive a continuing default or event of default regarding any payment on the debt securities of any series.

Notwithstanding the preceding, without the consent of any holder of debt securities, we and the trustee may amend or supplement an indenture or the applicable debt securities issued thereunder:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or transfer of substantially all of our assets, as applicable;

(3)	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(4)	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;

(5)	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, if applicable;

(6)	to add covenants that would benefit the holders of any outstanding series of debt securities or to surrender any of our rights under the indenture;

(7)	to add additional Events of Default with respect to any series of debt securities;

(8)	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(9)	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;

(10)	to permit or facilitate the defeasance and discharge of the debt securities;

(11)	to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;

(12)	to make any change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect; or

(13)	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

Concerning the Trustee

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have furnished the trustee indemnity reasonably satisfactory to it.

If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign or obtain an order from the SEC permitting it to remain as trustee.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

The following description of our share capital is a summary. This summary is not complete and is subject to the complete text of our certificate of incorporation and bylaws, each as amended to date. Our certificate of incorporation and bylaws, each as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We are authorized to issue 60,000,000 shares of common stock, par value $0.01 per share. As of May 30, 2014, we had 28,759,000 outstanding shares of common stock.

All outstanding shares of common stock are, and the shares offered hereby upon issuance and sale will be, fully paid and non-assessable.

Voting and Other Rights

Each stockholder of record is entitled to one vote for each outstanding share of common stock owned by him on every matter properly submitted to the stockholders for their vote. Our bylaws provide that in an uncontested election, directors will be elected by a majority of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, in all other elections of directors, the nominees for election as a director will be elected by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election. Except as otherwise required by law, whenever any corporate action, other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Distribution

The holders of our common stock are entitled to receive ratably such dividends as are declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock have the right to a ratable portion of assets remaining after payment of liabilities. Holders of common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Number and Classification of Directors

Our certificate of incorporation provides that the number of directors on our board will be fixed from time to time by a majority of the total number of authorized directors. Our certificate of incorporation sets the minimum number of directors at two and our bylaws further provide that the number of members of the board will not exceed ten. Our board of directors currently consists of eight members.

Our bylaws provide that our stockholders may, at any special meeting the notice of which shall state that it is called for that purpose, remove, with or without cause, any director.

Any vacancy on our board of directors which occurs between annual meetings will be filled only by a majority vote of the remaining directors then in office, even if less than a quorum. However, whenever the holders of one or more classes or series of preferred stock have the right, voting separately, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships will be governed by the terms of resolutions adopted by our board of directors.

We do not have a classified board. Our certificate of incorporation provides that the directors are elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified, or until they sooner resign, are removed or become disqualified.

Section 203 of Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits certain transactions between a Delaware corporation and an “interested stockholder,” which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Although stockholders may elect to exclude a corporation from Section 203’s restrictions, our certificate of incorporation and bylaws do not exclude us from Section 203’s restrictions. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, since Section 203 does not require stockholder approval for a corporation to engage in any business combination with any interested stockholder, if the board of directors prior to the time that such stockholder became an interested stockholder approved either the business combination or the transaction in which the stockholder became an interested stockholder. Business combinations are discussed more fully in the paragraph above.

Certain Antitakeover Provisions

Our certificate of incorporation contains provisions that may have the effect of discouraging a third party from making an acquisition proposal for the Company. Our certificate of incorporation, among other things, (i) permits the board of directors, but not our stockholders, to fill vacancies and newly created directorships on the board of directors and (ii) provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and not by any consent in writing by such stockholders. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the board of directors.

Except as otherwise provided in our certificate of incorporation or by the DGCL, our bylaws provide that special meetings of our stockholders may be called at any time by the Chairman of the board of directors or our President, and will be called by our President or Secretary at the request in writing of a majority of our board of directors. Special meetings of stockholders may not be called by our stockholders in their capacity as such. Any special meeting of the stockholders shall be held on such date and at such time as our board of directors or the officer calling the meeting may designate.

The provisions prohibiting stockholder action by written consent and prohibiting stockholders from calling a special meeting could delay consideration of a stockholder proposal until our next annual meeting. This would prevent the holders of our stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder cannot force stockholder consideration of a proposal over the opposition of the Chairman and the board of directors by calling a special meeting of stockholders.

Amendments

We can amend, alter, change or repeal any provision of our certificate of incorporation in the manner prescribed by the DGCL.

Our board of directors is authorized to make, alter or repeal our bylaws. In addition to any vote of the holders of any class or series of stock required by law or by the certificate of incorporation to amend or repeal our bylaws, the affirmative vote of the holders of at least 66 2⁄3% of our voting stock, voting as a single class, is required to adopt, amend or repeal any provision of our bylaws inconsistent with certain provisions related to special meetings, stockholder proposals, indemnification and amendments of the bylaws.

Indemnification and Limitation of Liability

Our certificate of incorporation provides that we shall, subject to certain limitations, indemnify our directors and officers against expenses (including attorneys’ fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. Our bylaws further provide that we may indemnify employees and agents against such expenses, in circumstances similar to those described above with respect to indemnification for directors and officers in our certificate of incorporation. We have entered into indemnification agreements with each of our directors and certain of our officers, which clarify and enhance our rights and obligations and the rights and obligations of our directors and officers with respect to indemnification of such persons.

Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our certificate of incorporation includes a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Pursuant to our certificate of incorporation and bylaws and Section 145 of the DGCL, we may purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation to the extent permitted by Section 145 of the DGCL. We have obtained directors’ and officers’ liability and corporate reimbursement insurance covering all of our and our subsidiaries’ officers and directors and providing for the reimbursement of amounts paid by us or our subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

Listing, Transfer Agent and Registrar

Our common stock is listed for trading on the NASDAQ Global Select Market. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 2,000,000 shares of preferred stock in one or more series. As of May 30, 2014, we had no outstanding shares of preferred stock. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement, sinking fund provisions, liquidation preferences, conversion rights and exchange rights, if any, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designation adopted by our board of directors or a duly authorized committee thereof.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares or purchase contracts issued by us that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

SELLING SECURITYHOLDERS

To the extent this prospectus is used by any selling securityholder to resell common stock or other securities, information with respect to the selling securityholder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited CoStar Group, Inc.’s consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The CoStar Group, Inc. financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given their authority as experts in accounting and auditing.

The audited historical financial statements of Apartments.com included in Exhibit 99.1 of CoStar Group, Inc.’s Current Report on Form 8-K/A dated June 2, 2014, incorporated in this Prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the securities that may be offered pursuant to this prospectus.

2,000,000 shares

Common Stock

CoStar Group, Inc.

Prospectus Supplement

J.P. Morgan	Goldman, Sachs & Co.	BofA Merrill Lynch	Citigroup

SunTrust Robinson Humphrey	Wells Fargo Securities

Needham & Company	Stephens Inc.	William Blair	JMP Securities	B. Riley & Co.

June     , 2014

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about, and to observe any restrictions as to, this offering and the distribution of this prospectus supplement applicable to that jurisdiction.